As filed with the U.S. Securities and Exchange Commission on February 1, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	2080	20-3937596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1805 SE Martin Luther King Jr. Blvd.

Portland, Oregon 97214

(971) 888-4264

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Grover T. Wickersham

Chief Executive Officer

Eastside Distilling, Inc.

1805 SE Martin Luther King Jr. Blvd.

Portland, Oregon 97214

(971) 888-4264

(Name, address, including zip code and telephone number, including area code, of agent for service)

Andrew W. Shawber Laura A. Bertin Mark F. Worthington Summit Law Group, PLLC 315 Fifth Ave South, Suite 1000 Seattle, Washington 98104 (206) 676-7000	Michael T. Raymond Bradley J. Wyatt Dickinson Wright PLLC 2600 W. Big Beaver Rd., Suite 300 Troy, Michigan 48084 (248) 433-7200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.001 par value per share (4)	$6,900,000	$799.71
Underwriter’s Warrants to Purchase Common Stock (5)	-	-
Common stock Underlying Underwriters’ Warrants, $0.001 par value per share (6)	$600,000	$69.54
Total Registration Fee:	$7,500,000	$869.25

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Calculated under Section 6(b) of the Securities Act of 1933 as .0001159 of the proposed maximum aggregate offering price.
(4)	Includes the aggregate offering price of additional shares that the underwriters have the right to purchase from the Registrant, if any.
(5)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the underwriters’ warrants are registered below, no separate registration fee is required with respect to the warrants registered hereby.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 10% of the securities issued in this offering, or Underwriter Warrants, to Roth Capital Partners, LLC. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. The initial issuance of the Underwriter Warrants and resales of shares of common stock issuable upon exercise of the Underwriter Warrants are registered hereby. See “Underwriting – Underwriter Warrants.”

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED

February 1, 2017

Shares

Common Stock

We are offering     shares of our common stock. Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” On January 30, 2017, the reported closing sale price of our common stock on the OTC Markets was $1.90 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933 and will be subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company” on page 5 of this prospectus.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We refer you to “Underwriting” beginning on page 78 for additional information regarding total underwriting compensation.

We have granted the underwriters an option to purchase up to an additional            shares at the public offering price less the underwriting discount.

Delivery of the shares will be made on or about                , 2017.

Roth Capital Partners

The date of this prospectus is             , 2017.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the Sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, before deciding to buy shares of our common stock. All share related and per share information in this prospectus has been adjusted to give effect to the 20-for-1 reverse stock split of our common stock effected on October 18, 2016. All references in this prospectus to “Eastside,” “Eastside Distilling,” “we” “us” and “our” refer to Eastside Distilling, Inc. and our consolidated subsidiary.

Overview

We are a Portland, Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. As a small business in the large, international spirits marketplace dominated by massive conglomerates, we rely heavily on our creativity. Our mission is to be an innovator in creating spirits that offer better value than comparable spirits, for example our Burnside Bourbon and Portland Potato Vodka, and in creating imaginative spirits that offer an unique taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. Our strategy is to expand from our local base in the Pacific Northwest by using major spirits distributors, such as Southern Glazer Wines and Spirits, to address the demand for premium and high-end craft spirits. Also, as a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market had total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecast to accelerate with an anticipated CAGR of 4.2% for the five year period 2013-2018, which is expected to drive the market to a value of approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine is at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually), such as us, has doubled over the last two years, and is projected to reach 8% by 2020, according to BNP Paribas.

Women – Women increasingly prefer spirits over beer and wine, and flavored spirits, in particular. The United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), Park Street and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

Millennials – As a generalization, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel to try new products and experiences, per BeverageDaily.com. Millennials also drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations. Millennials are willing to purchase premium spirits and are often attracted to vintage spirits and cocktails that have nostalgic followings, such as whiskey and cocktails that are emblematic of the 1950’s like rye, bourbon, and the Manhattan cocktail. Along with an increase in disposable income, they are willing to purchase premium spirits.

Flavored – Flavored spirits continue to grow faster than the overall market, and flavored whiskey, which is especially appealing to younger drinkers and women, in particular, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up 5.4% in 2015. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia and Japan.

Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

•     Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing amongst Millennials and women. We capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female distiller and blender west of the Mississippi River.

•     Be Experimental. We are not afraid to take chances with product offerings that the larger and more bureaucratic companies that dominate the industry would hesitate to launch.

•     Be Local. Be true to our Oregon and Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans.

•     Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. Even in the super premium category, above $50 per bottle, we intend to have limited production offerings that have exceptional value.

•     Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

•     Expand Geographically. We are building brand awareness and driving sales in multiple geographic markets, with the use of social media (Twitter, Facebook, YouTube) and traditional media (TV, radio and digital) marketing strategy.

•     List Products in Top Consumption States and Control States. In addition to the top consumption states (California, Florida, Illinois, New York and Texas) we will continue our efforts on the 18 liquor control states where distilled spirits are sold through state-owned and operated stores known as ABC (alcohol beverage control) stores, since doing business with these states simplifies the sales process and increases the likelihood of timely payment.

•     Increase Production. We expect our production of cases to increase each year for the next three years. We believe our increased production capacity will make us more attractive to distribution partners and will also generate additional revenues and profits.

•     Commit to Quality and Innovation. We strive to consistently produce and deliver quality products across a family of brands, including upgrading our packaging for our legacy products.

•     Leverage Access to Public Capital Markets. The public capital markets improves funding support for our long-term growth initiatives, including potential strategic acquisitions.

Our Strengths

We believe the following competitive strengths will enable the implementation of our growth strategies:

•     Award Winning Diverse Product Line: We have a diverse product line currently offering 14 premium craft spirits, many of which have won awards for taste and/or product design. In addition, premium craft spirits have experienced a compound annual growth rate of 7.6% over the last decade, which is higher than the 5.5% compound annual growth rate for mass produced spirits. Our sales of premium brands have increased over 1,000% since 2010. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

•     Key Relationships: We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

•     Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us in maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Approach for our Products

Our approach to our craft spirits involves five important aspects:

•     Commitment to Quality: We create and deliver high-quality, innovative products targeted at growing markets.

•     Authentic yet Scalable: We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent.

•     Unique Talent and Experience: Every spirit reflects the creativity of our entire team.

•     14 Spirit Portfolio: Many craft distillers have only one to three products; we have 14, which we believe affords us the opportunity to target a broader range of consumers with our brands.

•     Generate Customer Loyalty: These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We manufacture, develop, produce and market the premium brands listed below.

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in Oregon heavily charred oak barrels, and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 35% and 40% of our revenues for fiscal years 2015 and 2014, respectively.

Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in Oregon heavily charred oak barrels, and we consider it an “ultra-premium” brand. Our Whiskey brand was introduced in July 2015 and accounted for approximately 7% of our revenues for 2015.

Premium Vodka. Eastside develops, markets and produces a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten free. Eastside Portland Potato Vodka was awarded a silver medal from the American Wine Society as well as a gold medal from the Beverage Tasting Institute which also gave it a “Best Buy” rating. Our Portland Premium Vodka accounted for approximately 14% and 30% of our revenues for fiscal years 2015 and 2014, respectively.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MicroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our distinctive whiskeys accounted for approximately 15% and 10% of our revenues for fiscal years 2015 and 2014, respectively.

Below Deck Rums. We develop, market and produce 4 rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is Eastside’s original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 12% and 10% of our revenues for fiscal years 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, Eastside creates seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 10% of our revenues for each of our 2015 and 2014 fiscal years.

Other Sources of Revenue

In-House Tasting Room and Special Events

We also generate revenues from hosting special events, such as private tastings. We have generated as much as $95,000 in revenues from special events in a single month during the holiday season (November/December). We also sell merchandise and in-store bottle sales at special events. We will continue to host tasting and private parties in our current facility. In addition to the revenues these tastings generate, we value the immediate customer feedback during these events which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks

We have retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenues for sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland metro region during the 2015 period. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 13 of this prospectus. These risks include, among others, the following:

•     If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

•     We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

•     We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

•     We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

•     We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

•     We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

•     The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

•     We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

•     If we are unable to identify and successful acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

•     Our failure to attract or retain key executive or employee talent could adversely affect our business.

•     Management turnover creates uncertainties and could harm our business.

•     If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

•     If we are unable to continue as a going concern, our securities will have little or no value.

•     Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

•     We face substantial competition in our industry and many factors may prevent us from competing successfully.

•     Adverse public opinion about alcohol could reduce demand for our products.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we have elected to comply with certain reduced disclosure and regulatory requirements for this prospectus and future filings, including only presenting two years of audited financial statements and related financial information, not having our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and not holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these reduced requirements until we are no longer an “emerging growth company.” Under Section 107(b) of the JOBS Act, “emerging growth companies” may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Corporate and Other Information

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. In December 2014, we changed our corporate name to Eastside Distilling, Inc. to reflect our then recent acquisition of Eastside Distilling, LLC. Our principal executive offices are located at 1805 SE Martin Luther King Jr. Blvd., Portland, OR 97214, and our telephone number is (971) 888-4264. Our corporate website address is www.eastsidedistilling.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Common stock offered by us	Shares

Common stock to be outstanding after this offering	Shares(1)

Option to purchase additional shares	We have granted to the underwriters an option to purchase up to an additional shares to cover over-allotments.

(1)  The number of shares of our common stock to be outstanding after this offering is based on 7,627,512 shares of common stock outstanding as of January 30, 2017, which excludes:

•     200,000 shares of common stock issuable upon voluntary conversion of 300 outstanding shares of Series A convertible preferred stock;

•     521,250 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of $3.08 per share;

•     2,509,595 shares of common stock issuable upon the exercise of outstanding common stock warrants as of December 31, 2016 at a weighted-average exercise price of $2.16 per share;

•                  shares issuable upon the exercise of warrants to be issued to the underwriters as compensation in connection with this offering; and

•     421,417 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional         shares of our common stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million, or approximately $ million, if the underwriters’ option to purchase additional shares of our common stock is exercised in full, based on an assumed offering price of $ per share, and after deducting estimated underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering to acquire inventory, to pay accounts payable and accrued expenses, to retire outstanding promissory notes and for working capital and other general corporate purposes. See “Use of Proceeds” on page 27 of this prospectus for more information.

Risk factors	You should read the “Risk Factors” section beginning on page 13 of this prospectus for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock.

Dividend policy	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock for the foreseeable future.

OTCQB Market	Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.”

Summary Consolidated Financial Data

You should read this summary financial data below together with our financial statements and related notes, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data included in this section are not intended to replace our financial statements and related notes.

The summary consolidated statements of operations data for the years ended December 31, 2014 and 2015 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2015 and 2016 and the summary consolidated balance sheet data at September 30, 2016 are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. In our opinion, the unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the full year.

Consolidated Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30,
	2014	2015	2015	2016
Sales	$1,435,416	$2,326,664	$1,344,881	$2,045,568
Less excise taxes	379,972	624,046	363,316	469,936
Net sales	1,055,444	1,702,618	981,565	1,575,632
Selling, general and administrative expenses	1,366,341	4,373,746	3,431,143	3,948,010
Goodwill impairment	3,246,149	—	—	—
Other income (expense), net	(3,736)	(59,548)	36,244	(493,012)
Net loss	(4,057,171)	(3,601,066)	(2,931,690)	(3,760,629)
Dividends on convertible preferred stock	—	—	—	(37,359)
Net loss available to common shareholders	(4,057,171)	(3,601,066)	(2,931,690)	(3,797,988)

Consolidated Balance Sheet Data:

	December 31,
	2014	2015	September 30, 2016

Total assets	$2,046,454	$1,291,858	$1,885,591
Total liabilities	464,346	2,355,471	2,572,980
Stockholders' equity (deficit)	1,582,108	(1,063,613)	(687,389)

RISK FACTORS

Investing in our common stock involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Although our brands have achieved acceptance in the Pacific Northwest, most of our brands are early in their growth cycle and have not achieved extensive national brand recognition. Also, brands we may develop and/or acquire in the future are unlikely to have established extensive brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

We believe that we will continue to incur net losses for the foreseeable future as we expect to make continued significant investment in product development and sales and marketing and to incur significant administrative expenses as we seek to grow our brands. We also anticipate that our cash needs will exceed our income from sales for the foreseeable future. Some of our products may never achieve widespread market acceptance and may not generate sales and profits to justify our investment therein. Also, we may find that our expansion plans are more costly than we anticipate and that they do not ultimately result in commensurate increases in our sales, which would further increase our losses. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition. We incur substantial operating expenses at the corporate level, including costs directly related to being an SEC reporting company. For the year ended December 31, 2015, we reported a net loss of $3.6 million, and $3.8 million for the nine months ended September 30, 2016. As of September 30, 2016, we had an accumulated deficit since inception of $11.4 million.

We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

We have limited capital compared to other companies in our industry. This may limit our operations and growth, including our ability to continue to develop existing brands, service our debt obligations, maintain adequate inventory levels, fund potential acquisitions of new brands, penetrate new markets, attract new customers and enter into new distribution relationships. If we have not generated sufficient cash from operations to finance additional capital needs, we will need to raise additional funds through private or public equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and either unavailable or cost prohibitive, our operations and growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion or reduce or curtail our operations. Also, any additional financing we undertake could impose covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital our existing shareholders may experience dilution and the new securities may have rights, preferences and privileges senior to those of our common stock.

We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

We depend on a limited number of third-party suppliers for the sourcing of all of our products. These suppliers consist of third-party producers in the U.S. We do not have long-term written agreements with any of our suppliers. The termination of our agreements/relationships or an adverse change in the terms of these agreements could have a negative impact on our business. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state-licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the U.S. We have established relationships for our brands with a limited number of wholesale distributors; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. We currently distribute our products in 22 states – Oregon, Washington, California, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Vermont, Idaho and Maryland. Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. If we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. In addition, all of our distributors also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

We currently derive a significant amount of our revenues from a few major distributors. A significant decrease in business from or loss of any of our major distributors could harm our financial condition by causing a significant decline in revenues attributable to such distributors. For the years ended December 31, 2015 and 2014, sales to one distributor (Oregon Liquor Control Commission) accounted for 32% and 40% of revenues, respectively. While we believe our relationships with our major distributors are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. If we experience a significant decrease in sales to any of our major distributors, and are unable to replace such sales volume with orders from other customers, there could be a material adverse financial effect on us.

The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing in control states must generally reach certain volumes and/or profit levels to maintain their listings. Products in control states are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the control states, or secure and maintain listings in those states for any additional products we may acquire, sales of our products could decrease significantly.

We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories to meet customer delivery requirements for our products. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

A component of our growth strategy may be the acquisition of additional brands that are complementary to our existing portfolio through acquisitions of such brands or their corporate owners, directly or through mergers, joint ventures, long-term exclusive distribution arrangements and/or other strategic relationships. If we are unable to identify suitable brand candidates and successfully execute our acquisition strategy, our growth will be limited. Also, even if we are successful in acquiring additional brands, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize operating and economic efficiencies or other planned benefits with respect to, those additional brands. The addition of new products or businesses entails numerous risks with respect to integration and other operating issues, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include:

•	difficulties in assimilating acquired operations or products;

•	unanticipated costs that could materially adversely affect our results of operations;

•	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers, distributors and retail customers;

•	risks of entering new markets or markets in which we have limited prior experience; and

•	the potential inability to retain and motivate key employees of acquired businesses.

Our ability to grow through the acquisition of additional brands will also be dependent upon the availability of capital to complete the necessary acquisition arrangements. We intend to finance our brand acquisitions through a combination of our available cash resources, third party financing and, in appropriate circumstances, the further issuance of equity and/or debt securities. Acquiring additional brands could have a significant effect on our financial position, and could cause substantial fluctuations in our quarterly and yearly operating results. Also, acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce reported earnings in subsequent years.

Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our, ability to develop favorable consumer recognition of our brands and trademarks. Although we apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

We rely on information technology (IT) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; ordering and managing materials from suppliers; supply/demand planning; production; shipping product to customers; hosting our branded websites and marketing products to consumers; collecting and storing customer, consumer, employee, investor, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing, and sharing confidential and proprietary research, business plans, and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely affect our business operations and/or financial condition. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, suppliers or consumers. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Our failure to attract or retain key executive or employee talent could adversely affect our business.

Our success depends upon the efforts and abilities of our senior management team, other key employees, and a high-quality employee base, as well as our ability to attract, motivate, reward, and retain them. In particular, we rely on the skills and expertise of our Master Distiller, Melissa Heim, whom we believe is the first female distiller and blender west of the Mississippi River, and her knowledge of our business and industry would be difficult to replace. If Ms. Heim or one of our other founders, executive officers or significant employees terminates her employment, we may not be able to replace their expertise, fully integrate new personnel or replicate the prior working relationships, and the loss of their services might significantly delay or prevent the achievement of our business objectives. Qualified individuals with the breadth of skills and experience in our industry that we require are in high demand, and we may incur significant costs to attract them. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. Difficulties in hiring or retaining key executive or employee talent, or the unexpected loss of experienced employees could have an adverse impact our business performance. In addition, we could experience business disruption and/or increased costs related to organizational changes, reductions in workforce, or other cost-cutting measures.

Management turnover creates uncertainties and could harm our business.

We have recently experienced significant changes in our executive leadership. Specifically, Stephen Earles resigned as Chief Executive Officer effective November 22, 2016 and resigned as President and from our Board of Directors effective January 19, 2017. Changes to strategic or operating goals, which can often times occur with the appointment of new executives, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult as the new executives gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the marketing of the products we sell, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the year ended December 31, 2015 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2015 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, as noted above, continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Although we have raised additional capital since December 31, 2015 through private offerings of our equity securities, if we are unable to generate additional funds in the future through financings, sales of our products, licensing fees, royalty payments, or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

RISKS RELATED TO OUR INDUSTRY

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure, dining and beverage consumption patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations.

A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

•     a general decline in economic or geopolitical conditions;

•     concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•     a general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from smoking bans and stricter laws relating to driving while under the influence of alcohol;

•     consumer dietary preferences favoring lighter, lower calorie beverages such as diet soft drinks, sports drinks and water products;

•     increased federal, state, provincial and foreign excise or other taxes on beverage alcohol products and possible restrictions on beverage alcohol advertising and marketing;

•     increased regulation placing restrictions on the purchase or consumption of beverage alcohol products or increasing prices due to the imposition of duties or excise tax;

•     inflation; and

•     wars, pandemics, weather and natural or man-made disasters

In addition, our continued success depends, in part, on our ability to develop new products. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands and our reputation. Unsuccessful implementation or short-lived popularity of our product innovations may result in inventory write-offs and other costs.

We face substantial competition in our industry and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. It is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to extensive government regulation. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1 million per occurrence and $5 million in the aggregate and our general liability umbrella policy is capped at $15 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

RISKS RELATED TO OUR COMMON STOCK

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely on these exemptions; which may result in a less active trading market for our common stock, making our stock price more volatile.

There is a limited trading market for our common stock and our common stock is subject to volatility risks.

Our common stock is quoted on the OTCQB under the symbol “ESDI” and has limited trading history. The OTCQB market is an inter-dealer market that provides much less oversight and regulation as compared to the major exchanges (NYSE, NASDAQ), and is subject to abuses, volatilities and shorting. Trading on the OTCQB is frequently highly volatile, with low trading volume. There is currently no broadly followed and established trading market for our common stock. An established trading market for our common stock may never develop, in which case it could be difficult for stockholders to sell their stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded. Any last reported sale prices may not be a true market-based valuation of the common stock. We have experienced significant fluctuations in the price and trading volume of our common stock, which may be caused by factors relating to our business and operational results and/or factors unrelated to our company, including general market conditions.

The market price of our common stock may be volatile and subject to fluctuations in response to factors. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:

•	our developing business;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the industries in which we do business;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

Our common stock is thinly traded, and investors may be unable to sell some or all of their shares at the price they would like, or at all, and sales of large blocks of shares may depress the price of our common stock.

Our common stock has historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing shares of our common stock at prevailing prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in shares of our common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. This could lead to wide fluctuations in our share price. Investors may be unable to sell their common stock at or above their purchase price, which may result in substantial losses. Also, as a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of shares of our common stock in either direction. The price of shares of our common stock could, for example, decline precipitously in the event a large number of share of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of our common stock remains below $5 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

Our common stock may never be listed on a major stock exchange.

We currently do not satisfy the initial listing standards of a national or other securities exchange and cannot ensure that we will ever satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may continue to be less liquid and the price may be subject to increased volatility.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of common stock.

Our officers and directors collectively own a substantial portion of our outstanding common stock, and as long as they do, they may be able to control the outcome of stockholder voting.

Steven Earles, our former president and a prior director of our company and Grover Wickersham, our chairman and chief executive officer, are collectively the beneficial owners of approximately 26% of the outstanding shares of our common stock as of January 30, 2016. Accordingly, these two stockholders, individually and as a group, may be able to control us and direct our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the board of directors to issue up to 45,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing preferred stock, we may be able to delay, defer, or prevent a change of control.

Our Articles of Incorporation permits us to issue, without approval from our stockholders, a total of 100,000,000 shares of preferred stock. Our board of directors may determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB Tier of the OTC Markets, which would further limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies quoted on the OTCQB must be current in their reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to maintain price quotation privileges on the OTCQB. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would result in our securities be quoted on a lesser tier of the OTC Markets. As a result, the market liquidity for our securities could be adversely affected. In addition, we may be unable to get re-quoted on the OTCQB, which may have an adverse material effect on our Company.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive. Any failure to comply with the requirements of the Sarbanes-Oxley Act of 2002, our ability to remediate any material weaknesses that we may identify during our compliance program, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our internal controls over financial reporting were determined to be ineffective at December 31, 2015, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

Complying with Section 404 requires a rigorous compliance program as well as adequate time and resources. As a result of developing, improving and expanding our core information technology systems as well as implementing new systems to support our sales, engineering, supply chain and manufacturing activities, all of which require significant management time and support, we may not be able to complete our internal control evaluation, testing and any required remediation in a timely fashion. For the period ended December 31, 2015, we identified material weaknesses in our internal control over financial reporting. As such we were unable to assert that our internal controls are effective. This could result in the loss of investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we would not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with the Sarbanes-Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented or to be implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

There are limitations in connection with the availability of quotes and order information on the OTC Markets.

Trades and quotations on the OTC Markets involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our Common Stock at the optimum trading prices.

There are delays in order communication on the OTC Markets.

Electronic processing of orders is not available for securities traded on the OTC Markets and high order volume and communication risks may prevent or delay the execution of one’s OTC Markets trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our Common Stock. Heavy market volume may lead to a delay in the processing of OTC Markets security orders for shares of our Common Stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.

There is a risk of market fraud on the OTC Markets.

OTC Markets securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTC Markets reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our Common Stock.

There is a limitation in connection with the editing and canceling of orders on the OTC Markets.

Orders for OTC Markets securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Markets. Due to the manual order processing involved in handling OTC Markets trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one’s order. Consequently, one may not be able to sell its shares of our Common Stock at the optimum trading prices.

Increased dealer compensation could adversely affect our stock price.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our Common Stock on the OTC Markets if the stock must be sold immediately. Further, purchasers of shares of our Common Stock may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Markets may not have a bid price for shares of our Common Stock on the OTC Markets. Due to the foregoing, demand for shares of our Common Stock on the OTC Markets may be decreased or eliminated.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	Estimates of our expenses, capital requirements and need for additional financing;

•	Our use of proceeds from this offering;

•	Our financial performance;

•	Developments and projections relating to our competitors and our industry; and

•	Our ability to sell our products at commercially reasonable values.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $         million (or $          million if the underwriters exercise in full their option to purchase additional shares from us), based on the assumed public offering price of $       per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price of $       per share, would increase (decrease) our net proceeds, assuming that the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses, by $       million.

We intend to use the net proceeds of this offering as follows:

•	Approximately $1 million to acquire inventory;

•	Approximately $500,000 to retire outstanding notes; and

•	The remainder to fund working capital and general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our product development efforts and market acceptance of our products. As a result, our management will have broad discretion in applying the net proceeds from this offering. Pending the use of proceeds described above, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade securities.

We believe that the net proceeds from this offering, together with our existing cash resources, will be sufficient to enable us to fund our operations for at least 12 months following the completion of this offering. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

To the extent the underwriters exercise their over-allotment option to purchase shares, the additional net proceeds we may receive therefrom will be added to working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2016, as follows:

•    on an actual basis;

•    on a pro forma basis to reflect transactions subsequent to September 30, 2016, including the issuance of 2,500,019 shares of our common stock in private placements, upon exercise of warrants and in exchange for outstanding preferred stock, and the decrease in notes payable; and

•    on a pro forma as adjusted basis to reflect, in addition to the pro forma adjustments noted above, the sale of          shares of our common stock in this offering at the public offering price of $       per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of the offering determined at pricing. You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the heading “Selected Consolidated Financial Data” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

	September 30, 2016
				Pro Forma
	Actual		Pro Forma	As Adjusted

Long-term debt, including current portion
Cash and cash equivalents		$400,178	$	$
Notes payable, less current portion and debt discount		929,537

Stockholders' (deficit) equity
Series A convertible preferred stock, $0.0001 par value, 3,000 shares authorized, 972 shares outstanding actual; shares outstanding pro forma and pro forma as adjusted (liquidation value of $2,430,000 actual, pro forma and pro forma as adjusted as adjusted)		756,835
Common stock, $0.0001 par value, 45,000,000 shares authorized, 4,766,659 shares outstanding actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted		477
Additional paid-in-capital		9,915,038
Accumulated deficit		(11,359,739)	(11,359,739)	(11,359,739)
Total stockholders' (deficit) equity		(687,389)
Total capitalization	$		$	$

A $1.00 increase or decrease in the assumed public offering price of $      per share would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' deficit (equity) and total capitalization on a pro forma as adjusted basis by approximately $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of       shares in the number of shares offered by us would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' deficit (equity) and total capitalization on a pro forma as adjusted basis by approximately $      million, assuming no change in the assumed public offering price of $       per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A       share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed public offering price of $       per share would increase each of cash and cash equivalents, total stockholders' equity and total capitalization by $       million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a         share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed public offering price of $          per share would decrease each of cash and cash equivalents, total stockholders' equity and total capitalization by $         million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock trades on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” Very limited trading of our common stock has occurred during the past two years; therefore, only limited historical price information is available. The table below sets forth the high and low closing bid prices of our common stock for the last two fiscal years, as reported by OTC Markets Group Inc. and represents inter dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions. We effected a 20-for-1 reverse stock split on October 18, 2016. All quotations noted in the table prior to that date have been adjusted to reflect the impact of the reverse split.

We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2016
First Quarter	$6.00	$3.20
Second Quarter	$3.28	$0.93
Third Quarter	$2.10	$1.60
Fourth Quarter	$2.45	$1.50

Year Ended December 31, 2015
First Quarter	$42.00	$35.00
Second Quarter	41.40	30.80
Third Quarter	44.60	6.00
Fourth Quarter	9.80	3.20

Our shares of common stock are issued in registered form. The registrar and transfer agent for our shares of common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403 Las Vegas, NV 89119; telephone: (702) 361-3033; facsimile: (800) 785-7782).

As of January 30, 2017, there were 7,627,512 shares of our common stock outstanding, which were held by approximately 97 record stockholders. The last reported sale price of our common stock on the OTCQB was $1.90 per share on January 30, 2017. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read this selected historical consolidated financial data below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included in this prospectus.

The selected consolidated statements of operations data for the years ended December 31, 2014 and 2015 and the selected consolidated balance sheet data as of December 31, 2014 and 2015 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2015 and 2016 and the selected balance sheet data as of September 30, 2016 are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. In our opinion, the unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year.

Selected Consolidated Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30,
	2014	2015	2015	2016

Sales	$1,435,416	$2,326,664	$1,344,881	$2,045,568
Less excise taxes	$379,972	624,046	363,316	469,936
Net sales	1,055,444	1,702,618	981,565	1,575,632
Gross profit	494,889	832,228	463,209	680,393
Selling, general and administrative expenses	1,366,341	4,373,746	3,431,143	3,948,010
Goodwill impairment	3,246,149	—	—	—
Loss from operations	(4,051,935)	(3,541,518)	(2,967,934)	(3,267,617)
Other income (expense), net	(3,736)	(59,548)	36,244	(493,012)
Provision for income taxes	1,500	—	—	—
Net loss	(4,057,171)	(3,601,066)	(2,931,690)	(3,760,629)
Dividends on convertible preferred stock	—	—	—	(37,359)
Net loss available to common shareholders	(4,057,171)	(3,601,066)	(2,931,690)	(3,797,988)
Basic and diluted net loss per common share	$(2.43)	$(1.57)	$(1.28)	$(1.14)

Selected Consolidated Balance Sheet Data:

	December 31,
	2014	2015	September 30, 2016

Total current assets	$1,771,498	$1,130,853	$1,735,213
Total assets	2,046,454	1,291,858	1,885,591
Total current liabilities	441,075	2,337,629	1,643,443
Total liabilities	464,346	2,355,471	2,572,980
Accumulated deficit	(3,960,685)	(7,561,751)	(11,359,739)
Stockholders’ equity (deficit)	1,582,108	(1,063,613)	(687,389)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Executive Overview

Eastside Distilling began operations in 2008. The current company took over those distillery operations after the October 2014 acquisition of Eastside Distilling, LLC by Eurocan Holdings Ltd., and by February 2015, when we transferred all of our shares, as well as the assets and the liabilities of the original, unrelated business, we were engaged full-time in the business of manufacturing, developing, producing and marketing master-crafted distilled spirits. In the intervening two years, we have:

•        Grown wholesale and retail distribution from five states (concentrated primarily in Oregon and other states of the Pacific Northwest) to 22 states, including the top five consumption states in the United States;

•        Expanded our distilled product line from 12 to 14 products;

•        Established relationships with four wine and spirits wholesale distributors, up from one in February 2015;

•        Hired a highly regarded master distiller;

•        Built out and moved into new facilities to accommodate our state of the art distilling, bottling and packaging operations and tasting room, increasing annual capacity from approximately 7,000 cases to the potential to produce up to 1 million cases per year;

•        Expanded our sales and marketing team from three people in February 2015 to 12 people as of January 25, 2017 and have continued to expand sales and marketing activities in order to increase brand awareness, reach a broader demographic and increase our ability to get direct feedback from consumers;

•        Expanded overall headcount from 18 people in January 2015 to 36 people as of January 25, 2017;

•        Received the largest single order in our history in the third quarter of 2016; and

•        Added new independent directors Trent Davis and Michael “Mick” Fleming.

As we move into 2017, we believe our biggest challenges include:

•        Achieving greater brand awareness outside of the Pacific Northwest;

•        Convincing our large, national distributors, who also represent many other brands, most of which are better known and easier to sell to their customers, to actively advocate on behalf of our company in order to increase sales, both to existing and new purchasers of our products;

•        Expanding restaurant and retail locations beyond the Pacific Northwest;

•        Achieving brand awareness and sales in new, international markets where our products have recently been approved for sale; and

•        Managing our growth and attracting additional talented personnel.

As our business continues to grow in 2017, we believe we will be able to leverage those investments and other accomplishments and make strides to overcome some of our current challenges with the goal of bringing improved results for our company and our stockholders.

Components of our Statements of Operations

Sales, Excise Taxes and Cost of Sales

Our sales consist primarily of sales of our 14 branded products to wine and spirits wholesale distributors. We also sell directly to consumers at our retail locations and kiosks, all of which are currently located in the Portland, Oregon area and in our tasting room at our facilities and through online sales. In addition, we periodically hold special events, such as tastings and private functions, where we may also sell merchandise and bottle sales directly to consumers. Sales to distributors will continue to account for a majority of our sales for the foreseeable future.

We are required to pay excise taxes imposed by the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) as well as excise taxes of the individual states, the amount of which varies from state to state. Net sales is calculated by reducing total sales by the amount of excise taxes we pay.

Cost of sales consists of the costs of ingredients used in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging and in-bound freight charges.

Expenses

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, accounting and audit services. We expect that our selling, general and administrative expenses will increase in future periods as we continue our efforts to expand our operations.

Other Expense

Other expense varies from period to period and can include such items as amortization of a beneficial conversion feature on convertible notes payable, amortization of debt issuance costs and interest expense.

Results of Operations

Overview

Net sales in the nine months ended September 30, 2016 increased 60% over the comparable 2015 period. The increase was primarily due to expanded distribution into new states along with continued growth in the company's home Oregon market. Case sales in Oregon increased 25% during the nine months ended September 30, 2016. However, wholesale case sales in Oregon grew 56% while the Oregon retail sales declined 21% primarily due to fewer retail locations operating during the period. Case sales outside of Oregon grew 483% compared to the nine months ended September 30, 2015. While the Oregon market continues to experience year-over-year growth, Oregon, as a percentage of total sales, was lower in the nine months ended September 30, 2016 as the new markets continue to become a larger component to overall sales. Approximately 37% of sales during the nine months ended September 30, 2016 came from outside the state of Oregon compared to 11% in the nine months ended September 30, 2015. As our national expansion continues, we remain focused on working with the major distributors within the key states. We have also focused our internal sales team on key regions that offer the greatest return opportunities.

Nine Months Ended September 30, 2016 Compared to the Nine Months Ended September 30, 2015

Net Sales

Net sales consist of revenues from the sale of products we supply or distribute less excise taxes. The following table sets forth and compares our net sales in (in thousands of dollars) for the nine months ended September 30, 2016 and 2015:

Nine Months Ended September 30,
Amounts		Percentage Change
2015	2016	2015 vs. 2016

$982	$1,576	60%

Our net sales increased by approximately $594,000 in the nine months ended September 30, 2016, or approximately 60%, from the comparable 2015 period. The increase in net sales for the nine months ended September 30, 2016, was primarily the result of increased sales in Oregon as well as sales growth in new states.

Gross profit is calculated by subtracting the cost of products sold from net sales. Cost of sales consists of the costs of ingredients utilized in the production of spirits, contract production fees, overhead, packaging and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by contract production fees and packaging. Gross margin is gross profits stated as a percentage of net sales.

The following table compares our gross profit (in thousands of dollars) and gross margin in the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2015	2016

Gross profit	$463	$680
Gross margin	47%	43%

Our gross margin of 43% of net sales in the nine months ended September 30, 2016 declined from our gross margin of 47% for the nine months ended September 30, 2015 primarily due to higher raw material costs experienced during the period and to a lesser extent product mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses include marketing and advertising costs and expenses, compensation paid (including non-cash stock-based compensation) to general and administrative personnel, depreciation expense and professional fees. The following table sets forth our SG&A expenses for the nine months ended September 30, 2016 and September 30, 2015 (in thousands of dollars):

	Nine Months Ended September 30,
	2015	2016

Selling, general and administrative expenses	$3,431	$3,948
As a percentage of net sales	350%	251%

Our SG&A expenses increased by approximately $517,000 for the nine months ended September 30, 2016 from the comparable 2015 period. This increase was primarily attributable to an increase in legal fees of $220,000, stock-based compensation expense of $84,000 and higher payroll costs.

Other (Expense) Income, Net

The following table compares our other (expense) income, net (in thousands of dollars) for the nine months ended September 30, 2016 and 2015.

	Nine Months Ended September 30,
	2015	2016

Other (expense) income, net	$36	$(493)
As a percentage of net sales	4%	(31)%

Other expense in the nine months ended September 30, 2016 is primarily related to the expense associated with the amortization of a beneficial conversion feature on the convertible notes payable, amortization of debt issuance costs, and interest expense. In the prior year period, we recorded lower interest expense, which was offset by a one-time gain related to the spin-off of MWW.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Our sales for the year ended December 31, 2015 increased to $2,326,664, or approximately 62%, from $1,435,416 for the year ended December 31, 2014. The increase in revenue in the year ended 2015 is primarily attributable to our increased national distribution as well as further sales traction within the Pacific Northwest.

Excise taxes for the year ended December 31, 2015 increased to $624,046, or approximately 64%, from $379,972 for the comparable 2014 period. The increase is attributable to the increase in liquor sales due to our increased distribution and sales traction during the period.

During the year ended December 31, 2015, cost of sales increased to $870,390, or approximately 76%, from $494,889 for the comparable 2014 period. The increase is primarily attributable to the costs associated with our increased liquor sales in the period. We also incurred higher fixed facility costs totaling $240,000 associated with our larger production facility. As our volumes continue to increase, we anticipate improved coverage on those fixed facility costs and hence improved margins.

Selling, general and administrative expenses for the year ended December 31, 2015 increased to $4,373,746, or approximately 220%, from $1,366,341 for the year ended December 31, 2014. This increase is primarily due to the hiring of additional sales personnel and event coordinators related to our new retail locations, an increase in production staff as well as increased legal, accounting and professional costs related to becoming a public company in late 2014 and our efforts to expand our product sales nationally.

Goodwill impairment was $3,246,149 in the year ended December 31, 2014. This impairment was a direct result of the spin-off of our online marketing and media solutions subsidiary in February 2015, which caused us to determine that the goodwill recorded in our October 2014 acquisition should be impaired. There was no similar transaction in the comparable 2015 period.

Other expense was $59,548 during 2015 due to interest expense, which was partially offset by a gain on the spin-off of MWW, compared to an expense of $3,736 during the year ended December 31, 2014.

Net loss during the year ended December 31, 2015 was $3,601,066 as compared to a loss of $4,057,171 for the year ended December 31, 2014. Our net loss was primarily attributable to our increased selling, general and administrative expenses relating to increased personnel, professional, legal and accounting expenses during the year, which amounts were offset by our increased sales during the year.

Liquidity and Capital Resources

Our primary capital requirements are for the financing of inventories and sales and marketing efforts. Funds for such purposes have historically been generated from our operations, extended payment terms from suppliers for inventory purchases, notes payable and equity raisings.

We have a history of losses over the past two years, including the nine months ended September 30, 2016 and for which we have generated negative operating cash flows. During the nine months ended September 30, 2016 and 2015, we had net losses of $3.8 million and $2.9 million, respectively and net cash used in operating activities for the corresponding nine months was approximately $3.1 million and $1.2 million, respectively. As a result, since fiscal 2014, it has been necessary to rely on raising new equity or extended payment terms from vendors for our capital and working capital needs.

At September 30, 2016, we had no outstanding convertible notes payable, compared to approximately $0.46 million as of December 31, 2015. In addition, we had long-term notes outstanding of $0.93 million (net of the debt discount) at September 30, 2016, compared to $0.02 million at September 30, 2015. As a consequence of our indebtedness as of September 30, 2016, a portion of our cash flow from operations must be dedicated to interest payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other growth initiatives and other general corporate requirements.

Our short-term and long-term liquidity needs arise primarily from our working capital and debt service requirements. We anticipate that capital expenditures for the fiscal year ending December 31, 2016 will be approximately $20,000, primarily for increased manufacturing capacity. As of September 30, 2016, we had cash of approximately $400,000.

Net cash used in operating activities for the nine months ended September 30, 2016 was approximately $3.1 million resulting primarily from our net loss of $3,760,629 and changes in trade receivables, inventories, and accounts payable of $240,798, $197,828, and $476,158, respectively, which amounts were offset by depreciation and amortization of $16,579, amortization of debt issuance costs of $146,138, amortization of beneficial conversion feature of $228,549, issuance of common stock in exchange for services of $218,970, stock-based compensation of $208,977, prepaid expenses and other assets of $94,127, accrued liabilities of $633,011, and deferred revenue of $2,467. This is compared to net cash used in operating activities of $1,241,924 for the nine months ended September 30, 2015 resulting primarily from our net loss of $2,931,690 plus inventories of $436,565 and gain on spin-off of subsidiary of $52,890, which amounts were offset by depreciation and amortization of $13,927, issuance of common stock in exchange for services of $715,871, stock-based compensation of $124,250, trade receivables of $74,103, accounts payable of $821,457, prepaid expenses and other assets of $89,704, and accrued liabilities of $338,770. During the period ended September 30, 2016, operating cash flow was significantly impacted by certain expenses, which management does not anticipate to continue to recur, such as additional interest and legal costs totaling approximately $275,000, associated with the repayment of the prior notes outstanding.

Net cash flows used in investing activities for the nine months ended September 30, 2016 was $6,952 compared to $42,856 during the nine months ended September 30, 2015.

Net cash flows provided by financing activities in the nine months ended September 30, 2016 was $3,392,408 consisting of $463,080 from net cash proceeds from our series A preferred stock and warrant offering, $2,000,000 in proceeds from our common stock and warrant offering, $1,250,000 from our long-term note and warrant financing, and $185,000 from convertible note financing, which amount was offset by $505,672 in payments of principal on prior convertible notes payable. Our net cash flows provided by financing activities for the nine months ended September 30, 2015 was $287,868, principally consisting of net proceeds received from the issuance of convertible notes of $291,500, which was offset by $3,632 in payments on convertible notes payable.

In order to meet its cash and liquidity needs, we intend to raise additional debt and equity financing. There is no assurance that we will be successful in obtaining additional financing and/or be able to renegotiate the terms of its existing debt obligations on terms which are satisfactory to us, or at all. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Our ability to improve our liquidity in future periods and continue as a going concern will depend on generating positive operating cash flow, primarily through increased distribution into other states, improved gross profit and controlling our expenses, which in turn, may be impacted by prevailing economic conditions and other financial and business factors, some of which are beyond our control.

We have incurred a net loss of $3,760,629 in the nine months ended September 30, 2016 and have incurred cumulative losses of $11,359,739 through September 30, 2016, and expect to incur further losses in the development of our business and have been dependent on funding operations through the issuance of debt, convertible debt and private sale of equity securities. These conditions raise substantial doubt about our ability to continue as a going concern.

Note and Warrant Financing

On June 30, 2016, we issued $200,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to three accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $200,000. The notes have a 2-year maturity dates and bear interest at eight percent (8%) per annum. The notes were issued with warrants to purchase up to 100,000 shares of our common stock at an exercise price of $2.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a Subscriber multiplied by one-half (0.5). The warrants will be exercisable for three (3) years after the closing date. The proceeds are being used for working capital and general corporate purposes.

From July 1, 2016 to September 30, 2016, we issued $1,050,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to six accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $1,050,000. The notes have a 2-year maturity dates and bear interest at eight percent (8%) per annum. The notes were issued with warrants to purchase up to 525,000 shares of our common stock at an exercise price of $2.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a Subscriber multiplied by one-half (0.5). The warrants will be exercisable for three (3) years after the closing date. The proceeds are being used for working capital and general corporate purposes.

Common Stock and Warrant Unit Financing

From June 4, 2016 to June 22, 2016, we conducted closings for the sale of 2,000,000 units (“Common Units”) to accredited investors at a price of $1.00 per Common Unit for an aggregate cash purchase price of $2,000,000. Each Common Unit consists of (i) 1 share of our Common Stock and (ii) one Warrant (the “Warrants”), exercisable for 3-years, to purchase one (1) share of Common Stock at an exercise price of $2.00 per whole share (the “Warrant Shares”).

We used approximately $100,000 of the proceeds received to prepay in full that certain 14% Secured Convertible Promissory Note dated May 13, 2016 in the original principal amount of $219,200. The prepayment amount for this note referred to in our Current Report in Form 8-K dated June 1, 2016 was reduced due to the note holder’s conversion of principal under this note into shares of our common stock following receipt of the prepayment notice, as permitted under the terms of such note. We used approximately $308,975 to prepay in full that certain 14% Secured Convertible Promissory Note dated May 13, 2016 in the original principal amount of $302,647 and approximately $130,594 to repay in full the remaining amounts due under that certain 5% Convertible Promissory Note in the original principal amount of $150,000, which was paid subsequent to the June quarter period end. The remaining proceeds are being used for inventory purchases and for working capital and general corporate purposes.

Series A Convertible Preferred Stock and Warrant Financing

From April 4, 2016 to June 17, 2016, we conducted closings for 972 units (“Units”) to 15 accredited investors and 1 unaccredited investor at a price of $1,000 per Unit for an aggregate purchase price of $972,000, of which (i) 499 Units were purchased for $499,000 in cash (ii) 423 Units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of $50,000 of outstanding indebtedness.  Each Unit consists of (i) 1 share of our Series A Convertible Preferred Stock convertible into shares of our common stock, $0.0001 par value per share (“Common Stock”) at a rate of $1.50 per share and (ii) one Warrant, exercisable for 3-years, to purchase six hundred sixty-seven (667) shares of Common Stock at an exercise price of $2.00 per whole share.  We received gross proceeds of $499,000 from the sale of the 499 Units for cash. We used $35,920 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.   In addition, approximately $25,000 was used to repay outstanding indebtedness under 5% promissory notes.  The remaining proceeds are being used for working capital and general corporate purposes and to fund growth opportunities.

Convertible Notes

On September 10, 2015, we issued and sold a convertible promissory note bearing interest at 14% per annum in the principal amount of $275,000 to WWOD Holdings, LLC, an accredited investor (“WWOD”). This note has a maturity date of May 10, 2016 and an original issue discount of $33,500. Accordingly, we received gross proceeds of $241,500. After paying the investors expenses, we received net proceeds of $239,000, which proceeds were used for working capital and general corporate purposes. The conversion price for this note is equal to the lesser of (i) the Fixed Conversion Price (currently $3.00) or (ii) 65% of the lowest trading price of our common stock during the 5-trading days prior to conversion. This note contains certain covenants and restrictions including, among others, that for so long as this note is outstanding we will not incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the note include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note. The note is secured by all of our assets.

On April 14, 2016, we entered into an Amendment Agreement with WWOD and MR Group I, LLC (“Investor”). The Amendment Agreement amends that certain securities purchase agreement on September 10, 2015 (the “Existing SPA”), with WWOD pursuant to which we issued and sold to WWOD a convertible promissory note, bearing interest at 14% per annum in the principal amount of $275,000 (the “Initial Note”). The Amendment Agreement amended the Existing SPA to reflect an additional closing under the Existing SPA (as amended by the Amendment Agreement the “Amended SPA”) pursuant to which we issued and sold to Investor a convertible promissory note dated April 18, 2016, bearing interest at 14% per annum in the principal amount of $300,000 (the “Additional Note”, together with the Initial Note, the “Notes”). The Additional Note was issued on April 18, 2016 and has a maturity date of January 18, 2017 and an original issue discount of $100,000; provided, however, that in the event that we consummate the additional proposed $2 million financing with Investor for which we have executed a non-binding term sheet (the “Subsequent Placement”), $200,000 of aggregate principal of the Additional Note, together with any accrued, and unpaid, interest then outstanding under the Additional Note, shall be applied, on a dollar-for-dollar basis, to reduce the purchase price of the Investor in such Subsequent Placement and upon the closing of such Subsequent Placement and such application, the remainder of the Additional Note then outstanding shall be deemed cancelled for no additional consideration. Accordingly, we received gross proceeds from the Investor of $200,000. After paying $15,000 of the Investor’s expenses in connection with the Amended SPA (with payment of the remaining expenses deferred), we received net proceeds of $185,000, which is to be used for working capital and general corporate purposes. Concurrent with the SPA, WWOD contributed the Initial Note to Investor. Following issuance of the Additional Note, the aggregate principal amount of Notes issued under the Amended SPA is $575,000, both of which are now held by the Investor. In connection with the issuance of the Additional Note, we entered into an Amended and Restated Security and Pledge Agreement dated April 18, 2016 pursuant to which the Notes are secured by all of our assets. We have agreed to repay the Additional Note in six installments (“Amortization Payments”) at set forth in the Amortization Schedule attached to the Note beginning 30th day after issuance and each 30-days thereafter. However, failure to make any Amortization Payment will not be deemed an event of default under the Additional Note. In addition, the Additional Note can be prepaid at any time until the date immediately preceding the Maturity Date. The Additional Note is convertible into common stock at a conversion price is equal to the lesser of (i) the Fixed Conversion Price (currently $8.00) or (ii) 65% of the lowest trading price of our common stock during the 5-trading days prior to conversion. The Additional Note contains certain covenants and restrictions including, restrictions on our ability to incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the note include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note.

On May 13, 2016, we entered into Exchange Agreement (the “Exchange Agreement”) with the Investor pursuant to which we (i) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $219,200 with an August 31, 2016 maturity date (the “Note”) in exchange for a previously issued 14% secured convertible promissory note dated September 10, 2015 in the original principal amount of $275,000 (with current outstanding principal and interest of $197,208 and $21,992, respectively) with a May 10, 2016 maturity date held by Investor and (ii) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $302,647 with an April 30, 2017 maturity date (the “Second Note”, together with the Note, the “Exchange Notes”) in exchange for a previously issued 14% secured convertible promissory note dated April 18, 2016 in the original principal amount of $300,000 (with current outstanding principal and interest of $300,000 and $2,647, respectively) with a May 10, 2016 maturity date held by Investor. In the event that we consummate the additional proposed $2 million financing with Investor for which we have executed a non-binding term sheet (the “Subsequent Placement”), $200,000 of aggregate principal of the Second Note, together with any accrued, and unpaid, interest then outstanding or any additional amounts due and payable as a result of an event of default under the Second Note, shall be applied, on a dollar-for-dollar basis, to reduce the purchase price of the Investor in such Subsequent Placement and upon the closing of such Subsequent Placement and such application, the remainder of the Second Note then outstanding shall be deemed cancelled for no additional consideration.

In connection with the issuance of the Exchange Notes, we entered into a Security and Pledge Agreement dated May 13, 2016 pursuant to which the Exchange Notes are secured by all of our assets. The Exchange Notes can be prepaid at any time until the date immediately preceding their respective Maturity Dates. The Exchange Notes are convertible into common stock at a conversion price equal to the lesser of (i) the Fixed Conversion Price (currently $3.00 for the Note and $8.00 for the Second Note) or (ii) 65% of the lowest trading price of our common stock during the (i) 5-trading days prior to conversion (for conversions on or before May 22, 2016 or (ii) 10-trading days prior to conversion (for conversions after May 22, 2016). The Exchange Note contains certain covenants and restrictions including, restrictions on our ability to incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the Exchange Notes include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note. We will be required to repay the Exchange Notes at 133% upon an event of default. We prepaid each of the Exchange Notes in June 2016.

On June 13, 2014, we issued Crystal Falls Investments, LLC a demand promissory note in the amount of approximately $150,000, which note was amended on September 19, 2014 to be a 5% convertible promissory note. The amended note bears interest at 5% per annum and had a maturity date of June 13, 2015. The amended note may be converted into shares of our common stock at a fixed conversion price of $8.00 per share. This amended note may be prepaid upon payment of 150% of the outstanding principal amount to the holder. The amended note was further amended on July 24, 2015 to extend the maturity date to December 13, 2015. Effective December 13, 2015, this note was further amended to: (i) provide for partial repayment of the Note ($110,000) following a Qualified Financing; (ii) extend the Maturity Date under the Note until the earlier of (A) 45-days after the initial closing of a Qualified Financing or (B) April 1, 2016; and (iii) remove the prepayment provision requiring 150% of the Note upon prepayment. “Qualified Financing” means either (i) a sale of our equity securities pursuant to which we received aggregate gross cash proceeds of at least two-hundred fifty thousand dollars ($250,000) or (ii) a credit facility of up to three-million five hundred thousand dollars ($3,500,000) pursuant to which we received aggregate gross cash proceeds of at least four-hundred thousand dollars ($400,000) upon the initial closing of such facility. Effective April 1, 2016, the note was further amended to extend the Maturity Date until May 31, 2016 and provide for installment payments of the principal amount beginning March 31, 2016 to the May 31, 2016 maturity date. On May 31, 2016, we received a waiver from the holder of that certain 5% Convertible Note in the original principal amount of $150,000 with a then stated maturity date of May 31, 2016. The holder of such note agreed to waive any default resulting from non-payment so long as full payment is received by holder on or before June 30, 2016 (the “Waiver Termination Date”). On June 17, 2016, we entered into an Amendment No. 1 to Waiver pursuant to which the Waiver Termination Date was extended to July 1, 2016. This note was repaid in full on July 1, 2016.

Critical Accounting Policies

The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus discusses our consolidated financial statements, which have been prepared in accordance with GAAP. To prepare these consolidated financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

While our significant accounting policies are more fully described above and in Note 3 to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are also critical for fully understanding and evaluating our financial condition and results of operations.

Acquisition

The acquisition of Eastside Distilling LLC by Eurocan Holdings, Ltd. (now known as Eastside Distilling Inc.) on October 31, 2014, was accounted for as a reverse acquisition with Eastside Distilling LLC as the acquirer of Eurocan. The financial statements presented in this prospectus are presented as a continuation of the operations of Eastside Distilling LLC with one adjustment to retroactively adjust the legal common stock shares of Eastside Distilling Inc. to reflect the legal capital of Eurocan prior to the October 31, 2014 acquisition.

Revenue Recognition

We record revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

We recognize sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), we recognize sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. We exclude sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through our retail location are recognized at the time of sale.

Revenue received from online merchants who sell discounted gift certificates for our merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Cost of Sales

Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by contract production fees and packaging.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from Eastside’s distribution facilities to customers are recorded in cost of sales.

Concentrations

We sell to third-party resellers and performs ongoing credit evaluations of trade receivables due from third-party resellers. Generally, we do not require collateral. An allowance for doubtful accounts is determined with respect to those amounts that we have determined to be doubtful of collection using specific identification of doubtful accounts and an aging of receivables analysis based on invoice due dates. Generally, trade receivables are past due after 30 days after an invoice date, unless special payment terms are provided. Based on this analysis, we did not record an allowance for doubtful accounts at September 30, 2016 and 2015.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of accounts receivable. At September 30, 2016, two customers represented an aggregate of 77% trade receivables. At December 31, 2015, one customer represented 57% of trade receivables.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. We regularly monitor inventory quantities on hand and record write-downs for excess and obsolete inventories based primarily on our estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. We have recorded no write-downs of inventory for the nine months ended September 30, 2016 and 2015.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $170,000 and $244,000 for the nine months ended September 30, 2016 and 2015, respectively, and is included in selling, general and administrative expenses in the accompanying statements of income.

Excise Taxes

We are responsible for compliance with the TTB regulations, which includes making timely and accurate excise tax payments. Eastside is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. We calculate our excise tax expense based upon units produced and on its understanding of the applicable excise tax laws.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Quantitative and Qualitative Disclosures about Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide information required by this item.

BUSINESS

Overview

We are a Portland, Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. As a small business in the large, international spirits marketplace dominated by massive conglomerates, we rely heavily on our creativity. Our mission is to be an innovator in creating spirits that offer better value than comparable spirits, for example our Burnside Bourbon and Portland Potato Vodka, and in creating imaginative spirits that offer an unusual taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liquor. Our strategy is to expand from our local base in the Pacific Northwest by using major spirits distributors, such as Southern Glazer Wines and Spirits, to address the demand for premium and high-end craft spirits. In late 2016, to aid us in this strategy, we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, and tasked them with reviewing our current product portfolio, as well as our new ideas, and advising us on marketing, creation of brand awareness and product positioning, locally and nationally. We also intend to capitalize on our uniqueness as a publicly-traded craft spirit producer, with access to the public markets, to support our growth, including by making strategic acquisitions.

Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market had total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five-year period 2013-2018, which is expected to drive the market to a value of approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends that We Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually), such as us, is projected to reach 8% by 2020, according to BNP Paribas.

Women – Women increasingly prefer spirits over beer and wine, and flavored spirits in particular. TTB, Park Street and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

Millennials – As a generalization, Millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel to try new products and experiences, per BeverageDaily.com. Millennials also drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations. Millennials, including women, often are attracted to vintage spirits and cocktails that have nostalgic followings, such as whiskey and cocktails that are emblematic of the 1950’s like rye, bourbon, and the Manhattan cocktail. Along with an increase in disposable income, they are willing to purchase premium spirits.

Flavored – Flavored spirits sales are outpacing the rest of the spirits industry, growing ten times faster than the overall market, and flavored whiskey, that is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 over 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia and Japan.

Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

•        Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing amongst millennials and women. We capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female distiller and blender west of the Mississippi River.

•        Be Experimental. We are not afraid to take chances with product offerings that the larger and more bureaucratic companies that dominate the industry would hesitate to launch.

•        Be Local. Be true to our Oregon and Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans.

•        Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. Even in the super premium category, above $50 per bottle, we intend to have limited production offerings that have exceptional value.

•        Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

•        Expand Geographically. We are building brand awareness and driving sales in multiple geographic markets, with the use of social media (Twitter, Facebook, YouTube) and traditional media (TV, radio and digital) marketing strategy.

•        List Products in Control States and Top Consumption States. In addition to the top consumption states (California, Florida, Illinois, New York and Texas) we will continue our efforts in the 18 liquor control states where distilled spirits are sold through state-owned and operated stores known as ABC (alcohol beverage control) stores, since doing business with these states simplifies the sales process and increases the likelihood of timely payment.

•        Increase Production. We expect our annual production of cases to increase each year. We believe our increased production capacity will make us more attractive to distribution partners and will also generate additional revenues and profits.

•        Commit to Quality and Innovation. We will maintain our ability to consistently produce and deliver quality products across a family of brands, including upgrading our packaging for our legacy products.

•        Leverage Public Company Advantage. The public capital markets provide us access to capital and supports our long-term growth initiatives, including potential strategic acquisitions.

Our Strengths

We believe the following competitive strengths will enable the implementation of our growth strategies:

•        Award Winning Diverse Product Line. We have a diverse product line offering of more than fourteen (14) premium craft spirits, many of which have won awards for taste and/or product design. In addition, premium craft spirits have experienced a compound annual growth rate of 7.6% over the last decade, which is higher than the 5.5% compound annual growth rate for mass produced spirits. Our sales of premium brands have increased over 1,000% since 2010. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

•        Key Relationships. We have signed distribution agreements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will facilitate our goal of having our premium spirits sold and distributed nationwide.

•        Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us in maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Approach for our Products

Our approach to our craft spirits involves five important aspects:

•        Commitment to Quality. We create and deliver high-quality, innovative products targeted at growing markets;

•        Authentic Yet Scalable. We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent;

•        Unique Talent & Experience. Every spirit reflects the creativity of our entire team;

•        14 Spirit Portfolio. Many craft distillers have only one to three products; we have 14 which we believe affords us the opportunity to target a broader range of consumers with our brands; and

•        Generate Customer Loyalty. These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We manufacture, develop, produce and market the premium brands listed below:

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in Oregon heavily charred oak barrels and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 35% and 40% of our revenues for fiscal years 2015 and 2014, respectively.

Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in Oregon heavily charred oak barrels and we consider it an “ultra-premium” brand. Our Whiskey brand was introduced in July of 2015 and accounted for approximately 7% of our revenues for 2015.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten free. Eastside Portland Potato Vodka was awarded a silver medal from the American Wine Society as well as a gold medal from the Beverage Tasting Institute which also gave it a “Best Buy” rating. Our Portland Premium Vodka accounted for approximately 14% and 30% of our revenues for fiscal years 2015 and 2014, respectively.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MircroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our distinctive whiskeys accounted for approximately 15% and 10% of our revenues for fiscal years 2015 and 2014, respectively.

Below Deck Rums. We develop, market and produce 4 rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is Eastside’s original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 12% and 10% of our revenues for fiscal years 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 10% of our revenues for each of our 2015 and 2014 fiscal years.

Other Sources of Revenue

In-House Tasting Room and Special Events

We also generate revenue from hosting special events, such as tastings. We have generated as much as $95,000 in revenue from special events in a single month during the holiday season (November/December). Our new facility is substantially larger and in addition to potential increased tasting room revenue, we expect to have space to host private parties, food tasting events and concerts once we complete the facility remodel. We also sell merchandise and in-store bottle sales at special events. We will continue to host tasting and private parties in our current facility. In addition to the revenue these tastings generate, we value the immediate customer feedback during these events, which is instrumental to creating better products and testing new flavors.

Retail Stores and Kiosks

We have retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenue from sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) in Portland, Oregon, and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center, also in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland, Oregon metro region during the 2015 period. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

Production and Supply

There are several steps in the production and supply process for beverage alcohol products. First, all of our spirits products are distilled. This is a multi-stage process that converts basic ingredients, such as grain, sugar cane or agave, into alcohol. Next, the alcohol is processed and/or aged in various ways depending on the requirements of the specific brand. For our vodka, this processing is designed to remove all other chemicals, so that the resulting liquid will be odorless and colorless, and have a smooth quality with minimal harshness. Achieving a high level of purity involves a series of distillations and filtration processes. For our large production products, we currently source full strength and barrel strength (reduced ABV due to evaporation) that we further process (such as aging in Oregon Oak, or adding ingredients) and bottle at our premises.

For our spirits brands, rather than removing flavor, various complex flavor profiles are achieved through one or more of the following techniques: infusion of fruit, addition of various flavoring substances, and, in the case of rums and whiskeys, aging of the brands in various types of casks for extended periods of time, and the blending of several rums or whiskeys to achieve a unique flavor profile for each brand. After the distillation, purification and flavoring processes are completed, the various liquids are bottled. This involves several important stages, including bottle and label design and procurement, filling of the bottles and packaging the bottles in various configurations for shipment.

We rely on a limited number of suppliers for the sourcing of our spirit products and raw materials. We believe that we have consistent and reliable third party sources for spirit product. However, we produce and bottle our spirits for distribution, whether the distilling stage of the process was at our facility or not.

Distribution Network

We believe that the distribution network that we have developed with our sales team and our independent distributors and brokers is one of our key strengths. We currently have distribution and brokerage relationships with third-party distributors in 22 U.S. states.

U.S. Distribution

Importers of beverage alcohol in the U.S. must sell their products through a three-tier distribution system. Typically, an imported brand is first sold to a U.S. importer, who then sells it to a network of distributors, or wholesalers, covering the U.S., in either “open” states or “control” states. In the 33 open states, the distributors are generally large, privately-held companies. In the 18 control states, the states themselves function as the distributor, and regulate suppliers such as us. The distributors and wholesalers in turn sell to individual retailers, such as liquor stores, restaurants, bars, supermarkets and other outlets licensed to sell beverage alcohol. In larger states, such as New York, more than one distributor may handle a brand in separate geographical areas. In control states, importers sell their products directly to state liquor authorities, which distribute the products and either operate retail outlets or license the retail sales function to private companies, while maintaining strict control over pricing and profit.

The U.S. spirits industry has consolidated dramatically over the last ten years due to merger and acquisition activity. There are currently eight major spirits companies, each of which own and operate their own importing businesses. All companies, including these large companies, are required by law to sell their products through wholesale distributors in the U.S. The major companies are exerting increasing influence over the regional distributors and as a result, it has become more difficult for smaller companies to get their products recognized by the distributors.

Importation

We hold the federal importer and wholesaler license required by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department, and the requisite state licenses within the states we conduct business.

Our inventory is maintained in our warehouse and shipped nationally by our network of licensed and bonded carriers.

Wholesalers and Distributors

In the U.S., we are required by law to use state-licensed distributors or, in the control states, state-owned agencies performing this function, to sell our brands to retail outlets. As a result, we depend on distributors for sales, for product placement and for retail store penetration. We have no distribution agreements or minimum sales requirements with any of our U.S. alcohol distributors, and they are under no obligation to place our products or market our brands. All of the distributors also distribute our competitors’ products and brands. As a result, we must foster and maintain our relationships with our distributors. Through our internal sales team, we have established relationships for our brands with wholesale distributors in the fifteen states we sell our products, and our products are sold in the U.S. by seven wholesale distributors, as well as by various state beverage alcohol control agencies.

Significant Customers

Sales to one distributor, the Oregon Liquor Control Commission, accounted for approximately 32% and 40% of our consolidated revenues for fiscal years 2015 and 2014, respectively.

Sales Team

We have a total sales force of seven people, with an average of over ten years of industry experience with premium beverage alcohol brands.

Our sales personnel are engaged in the day-to-day management of our distributors, which includes setting quotas, coordinating promotional plans for our brands, maintaining adequate levels of stock, brand education and training and sales calls with distributor personnel. Our sales team also maintains relationships with key retail customers through independent sales calls. They also schedule promotional events, create local brand promotion plans, host in-store tastings, where permitted, and provide wait staff and bartender training and education for our brands.

In addition, we have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors, which services include state compliance, logistics planning, order processing, distributor chargeback and bill-support management and certain accounting and reporting services.

Advertising, Marketing and Promotion

To build our brands, we must effectively communicate with three distinct audiences: our distributors, the retail trade and the end consumer. Advertising, marketing and promotional activities help to establish and reinforce the image of our brands in our efforts to build substantial brand value.

In late 2016, to aid us in this strategy, we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, and tasked them with reviewing our current product portfolio, as well as our new ideas, and advising us on marketing, creation of brand awareness and product positioning, locally and nationally. We intend to use Sandstrom’s full range of brand development services, including research, strategy, brand identity, package design, environments, advertising as well as digital design and development.

We employ three in-house marketing, sales and customer service personnel who work together with third party design and advertising firms to maintain a high degree of focus on each of our product categories and build brand awareness through innovative marketing activities. We use a range of marketing strategies and tactics to build brand equity and increase sales, including consumer and trade advertising, price promotions, point-of-sale materials, event sponsorship, in-store and on-premise promotions and public relations, as well as a variety of other traditional and non-traditional marketing techniques, including social media marketing, to support our brands.

Besides traditional advertising, we also employ three other marketing methods to support our brands: public relations, event sponsorships and tastings. Our significant U.S. public relations efforts have helped gain editorial coverage for our brands, which increases brand awareness. Event sponsorship is an economical way for us to have influential consumers taste our brands. We actively contribute product to trend-setting events where our brand has exclusivity in the brand category. We also conduct hundreds of in-store and on-premise promotions each year.

We support our brand marketing efforts with an assortment of point-of-sale materials. The combination of trade and consumer programs, supported by attractive point-of-sale materials, also establishes greater credibility for us with our distributors and retailers.

Intellectual Property

Trademarks are an important aspect of our business. We sell our products under a number of trademarks, which we own or use under license. Our brands are protected by trademark registrations or are the subject of pending applications for trademark registration in the U.S where we distribute, or plan to distribute, our brands. The trademarks may be registered in the names of our subsidiary. In the U.S., trademark registrations need to be renewed every ten years. We expect to register our trademarks in additional markets as we expand our distribution territories.

Seasonality

Our industry is subject to seasonality with peak retail sales generally occurring in the fourth calendar quarter, primarily due to seasonal holiday buying. Historically, this holiday demand typically resulted in higher sales for us in our second and/or third fiscal quarters.

Competition

The beverage alcohol industry is highly competitive. We believe that we compete on the basis of quality, price, brand recognition and distribution strength. Our premium brands compete with other alcoholic and nonalcoholic beverages for consumer purchases, retail shelf space, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products, many of which have greater resources than us.

Over the past ten years, the U.S. wine and spirits industry has undergone dramatic consolidation and realignment of brands and brand ownership. The number of major importers in the U.S. has declined significantly. Today there are eight major companies: Diageo PLC, Pernod Ricard S.A., Bacardi Limited, Brown-Forman Corporation, Beam Suntory Inc., Davide Campari Milano-S.p.A., and Remy Cointreau S.A.

We believe that we are sometimes in a better position to partner with small to mid-size brands than the major importers. Despite our relative capital position and resources, we have been able to compete with these larger companies in pursuing agency distribution agreements and acquiring brands by being more responsive to private and family-owned brands, offering flexible transaction structures and providing brand owners the option to retain local production and “home” market sales. Given our size relative to our major competitors, most of which have multi-billion dollar operations, we believe that we can provide greater focus on smaller brands and tailor transaction structures based on individual brand owner preferences. However, our relative capital position and resources may limit our marketing capabilities, limit our ability to expand into new markets and limit our negotiating ability with our distributors.

By focusing on the premium and super-premium segments of the market, which typically have higher margins, and having an established, experienced sales force, we believe we are able to gain relatively significant attention from our distributors for a company of our size. Also, the continued consolidation among the major companies is expected to create an opportunity for small to mid-size wine and spirits companies, such as ourselves, as the major companies contract their portfolios to focus on fewer brands.

Government regulation

We are subject to the jurisdiction of the Federal Alcohol Administration Act, U.S. Customs Laws, Internal Revenue Code of 1986 and the Alcoholic Beverage Control Laws of all fifty states.

The U.S. Treasury Department’s Alcohol and Tobacco Tax and Trade Bureau regulates the production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the U.S. only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

We are subject to U.S. regulations on the advertising, marketing and sale of beverage alcohol. These regulations range from a complete prohibition of the marketing of alcohol in some states to restrictions on the advertising style, media and messages used.

Labeling of spirits is also regulated in many markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. All beverage alcohol products sold in the U.S. must include warning statements related to risks of drinking beverage alcohol products.

In the U.S. control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Consumers may purchase products not selected for listings only through special orders, if at all.

The distribution of alcohol-based beverages is also subject to extensive federal and state taxation in the U.S. and internationally. Most foreign countries impose excise duties on wines and distilled spirits, although the form of such taxation varies from a simple application on units of alcohol by volume to intricate systems based on the imported or wholesale value of the product. Several countries impose additional import duty on distilled spirits, often discriminating between categories in the rate of such tariffs. Once we begin distributing our products internationally, import and excise duties could have a significant effect on our sales, both through reducing the consumption of alcohol and through encouraging consumer switching into lower-taxed categories of alcohol.

We believe that we are in material compliance with applicable federal, state and other regulations. However, we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future compliance costs due to regulatory changes could be significant.

Employees

As of December 31, 2016, we had 20 full-time employees, 10 of whom were in sales and marketing and three of whom were in management and seven in administration and production.

Geographic Information

Eastside operates in one business – premium beverage alcohol. Eastside’s product categories are rum, whiskey, vodka and specialty liquors, with an intent to sell gin and private label tequila in the future. Eastside currently sells its products in 22 states (Oregon, California, Washington, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Idaho, Vermont and Maryland) and is authorized to distribute our products in Ontario, Canada as well.

Facilities

Our corporate headquarters are located in Portland, Oregon, where we lease and occupy 41,000 square feet of office and industrial space pursuant to a lease that commenced on November 1, 2014 and expires on October 31, 2020. Although we believe that our existing facilities are adequate and meet our current needs for business, manufacturing and research and development, we are in the process of evaluating whether we need to move to another facility.

Legal Proceedings

We are not currently subject to any material legal proceedings, however we could be subject to legal proceedings and claims from time to time in the ordinary course of our business. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and divert management resources.

Corporate History

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. Until the closing of the Eastside Distilling, LLC acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, New York (“MWW”).

The Acquisition of Eastside Distilling, LLC

In October 2014, Eurocan Holdings Ltd. consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Eurocan, Eastside and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Merger Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the Acquisition consisted of 1,600,000 shares (the “Shares”) of our common stock. In addition, certain of our stockholders cancelled an aggregate of 1,245,500 shares of our common stock held by them. As a result, upon consummation of the Merger Agreement on October 31, 2014, we had 2,000,000 shares of our common stock issued and outstanding, of which 1,600,000 shares were held by the former members of Eastside.

Following the Acquisition, we conduct the business of Eastside as our primary business.

Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the last two fiscal years preceding the Acquisition, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter preceding the Acquisition, and its accumulated deficit, it was not in the best interest of the Company and its stockholders to continue the operation of MWW going forward. Accordingly, in February 2015, we transferred all of the outstanding shares of MWW held by us, along with all assets and liabilities related to MWW, to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams was the sole officer, director and employee of MWW at the time of the transaction. The spinoff of MWW resulted in the impairment of goodwill related to the Acquisition of approximately $3.2 million in December 2014. Additionally, as a result of the spin-off, we recorded a net gain of approximately $52,890 on February 3, 2015. This gain is primarily the result of the transfer of net liabilities to Mr. Williams, which is reflected in our consolidated financial statements for the year ending on December 31, 2015.

MANAGEMENT

Executive Officers and Directors

The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors and their ages as of January 25, 2017:

Name	Age	Position

Grover T. Wickersham	67	Chief Executive Officer and Chairman of the Board
Trent D. Davis (1)(2)(3)	48	Director
Michael M. Fleming (1)(2)(3)	67	Director
Steven Shum	46	Chief Financial Officer
Melissa Heim	33	Executive Vice President Operations and Master Distiller

(1) Member of the audit committee.

(2) Member of the compensation committee.

(3) Member of the nominating and corporate governance committee.

Our board of directors currently consists of three members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

Our executive officers are each appointed by the board and serve at the board’s discretion.

There are no family relationships among our officers or directors.

Executive Officers

Grover Wickersham was appointed to our Board of Directors and as our chairman in July 2016, and as our chief executive officer in November 2016. Mr. Wickersham currently serves on the boards of directors of S&W Seed Company, a NASDAQ-traded agricultural company; Verseon Corporation, a London AIM-listed pharmaceutical development company; Arbor Vita Corporation, a private company that has developed a test for cervical cancer; and SenesTech, Inc., a private company that has developed proprietary technology for managing animal pest populations through fertility control. Mr. Wickersham has been a director and portfolio advisor of Glenbrook Capital Management, the general partner of a partnership that invests primarily in the securities of public companies, from 1996 to the present. For more than five years, Mr. Wickersham has served as the chairman of the board of trustees of Purisima Fund, a mutual fund advised by Fisher Investments of Woodside, California, which fund has assets under management of approximately $375 million. Between 1976 and 1981, Mr. Wickersham served as a staff attorney, and then as a branch chief, of the U.S. Securities and Exchange Commission (the “SEC”). He holds a B.A. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California, Hastings College of Law. We believe that Mr. Wickersham is qualified to serve as a member of our Board of Directors because of his experience and knowledge of corporate finance and legal matters, his experience and knowledge of operational matters gained as a past and present director of other public and private companies, and his knowledge of our company.

Steven Shum has served as our chief financial officer since October 2015. Prior to joining us, Mr. Shum served as an officer and director of XZERES Corp from October 2008 until April 2015, a publicly-traded global renewable energy company, in various officer roles, including chief operating officer from September 2014 until April 2015, chief financial officer, principal accounting officer and secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and chief executive officer and president from October 2008 to August 2010. Mr. Shum also serves as the managing principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its executive vice president for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a B.S. in Finance and a B.S. in General Management from Portland State University in 1992.

Melissa Heim has served as our master distiller since June 2012. In November 2016, she was appointed our Executive Vice President Operations. We believe Ms. Heim is the first master distiller and blender west of the Mississippi River. Prior to joining our company, she apprenticed at and then served as head distiller at Rogue Distillery and Public House in Portland’s Pearl District, holding the latter position from 2008 to 2010. Also, Ms. Heim co-founded and served as president of the Clear Boots Society, an organization that supports women’s leadership in the spirits industry. Ms. Heim studied Liberal Arts with emphasis on English at the University of Oregon.

Non-Employee Directors

Trent Davis was appointed to our Board of Directors in August 2016. Mr. Davis is currently President and COO of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Mr. Davis is also currently Lead Director, Chairman of the Nominating and Governance and Special Investments Committees and is a Member of the Audit and Compensation Committees of Dataram Corporation (Nasdaq: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company (Nasdaq: COOL), which is an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world.  From November 2013 until July 2014, Mr. Davis served as the President and a Director of Paulson Capital Corp. (Nasdaq: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines, (Nasdaq: VBIV). He went on to serve as a Member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company. Inc., a subsidiary of Paulson Capital Corp, from July 2005 until October 2014, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Prior to that, commencing in 1996, Mr. Davis served as Senior Vice President of Syndicate and National Sales of Paulson Investment Company, Inc.  He has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as a Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland and held the following FINRA Licenses: Series 7, 24, 63, 66, and 79.  Mr. Davis is qualified to serve on the Board because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

Michael (Mick) Fleming was appointed to our Board of Directors in August 2016. Mr. Fleming is currently an attorney with the law firm Ryan, Swanson & Cleveland, PLLC specializing in real estate, dispute resolution, securities and environmental matters. Mr. Fleming previously was an attorney with the law firm of Lane Powell PC from 2000 to 2013. Mr. Fleming is the Chairman of the Board of Directors of Jones Soda Co., a publicly traded premium beverage company. Mr. Fleming also serves on the Board of Directors of S&W Seed Co., a publicly traded agricultural products company, where he serves as, Lead Independent Director, Chairman of the Audit Committee, and as a member of the Compensation committee. Mr. Fleming has served on the Board of Directors of Big Brothers and Big Sisters of Puget Sound since 2002 and was Chairman of the Board of Directors for 2008/2009. He has also been the President and owner of Kidcentre, Inc., a company in the business of providing child care services in downtown Seattle, Washington, since 1988. Since 1985, he has also been the President and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law. We believe Mr. Fleming is qualified to serve on our Board of Directors because of his experience serving on public company boards, as president and owner of two businesses as well as his legal expertise in matters of business and securities law.

Board Composition

Our board of directors currently consists of three members, which were last elected at our annual meeting in December 2016. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

Director Independence

Our Board of Directors has determined that two of our directors, Trent Davis and Michael Fleming are “independent directors” as defined in Section 7 of the OTCQX Rules for U.S. Companies published by the OTC Markets Group. In making this determination, the Board of Directors considered all transactions set forth herein under the heading “Certain Relationships and Related Transactions.”

Board Committees

Our board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee, all of which are comprised solely of independent board members. The Board of Directors determined that establishing standing audit, compensation, and nominating and corporate governance committees is an important element of sound corporate governance.

Audit Committee

Our audit committee will oversee the engagement of our independent public accounts, review our audited financial statements, meet with our independent public accounts to review internal controls and review our financial plans. Our audit committee currently consists of Michael Fleming, who is the chair of the committee, and Trent Davis, each of whom has been determined by our board of directors to be independent in accordance with OTCQX and SEC standards. Mr. Fleming is an “audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter which is available on the Company’s website. Both our independent registered accounting firm and internal financial personnel will regularly meet with our audit committee and have unrestricted access to the audit committee.

Compensation Committee

Our compensation committee will review and recommend policies, practices and procedures relating to compensation for our directors, officers and other employees and advising and consulting with our officers regarding managerial personnel and development. Our compensation committee currently consists of Trent Davis, who is the chair of the committee and Michael Fleming, each of whom has been determined by our board of directors to be independent in accordance with OTCQX standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter which is available on the Company’s website. The compensation committee has not yet established processes and procedures for the consideration and determination of executive and director compensation, except as set forth in the compensation committee charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will evaluate the composition, size and governance of our Board of Directors and its committees, evaluating and recommending candidates for election to our Board of Directors, establishing a policy for considering stockholder nominees and reviewing our corporate governance principles and providing recommendations to the Board of Directors. Our nominating and corporate governance committee currently consists of Michael Fleming, who is the chair of the committee, and Trent Davis, each of whom has been determined by our board of directors to be independent in accordance with OTCQX standards. The nominating and corporate governance committee operates under a written charter which is available on the Company’s website.

Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will not have a standing risk management committee, but rather intends to administer this oversight function directly through our Board of Directors as a whole, as well as through various standing committees to be established by us as described below, that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our management assists the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the board of directors of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. We will provide to any person without charge, upon request, a copy of our code of business conduct and ethics. Requests may be directed to our principal executive offices at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214. Also, a copy of our code of business conduct and ethics is available on our website, and a copy is filed as Exhibit 14 to our Form S-1 filed with the Securities and Exchange Commission on February 11, 2015.

Director Compensation

Directors received no compensation for their services on our board of directors in 2015. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings, provided that we have the resources to pay these expenses.

Following the closing of this offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the person who served as our chief executive officer during 2015 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2015 and whose total compensation for 2015 exceeded $100,000. The persons described in clauses (i) and (ii) above are collectively referred to herein as our “named executive officers.”

	Year	Salary ($)		Options ($)(1)	Total ($)

Steven Earles	2015	$152,083	(3)	-	$152,083
President and Chief	2014	9,000		-	9,000
Executive Officer(2)

Steven Shum	2015	48,750	(5)	$198,050	246,800
Chief Financial Officer(4)	2014	-		-	-

Martin Kunkel	2015	63,333	(7)	192,000	255,333
Chief Marketing Officer(6)	2014	-		-	-

___________

(1) The amounts shown represent the aggregate grant date fair value of such awards granted to the Named Executive Officers as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 12 (Stock-based Compensation) to the consolidated financial statements included herein.

(2) Mr. Earles became President and Chief Executive Officer in October 2014.

(3) $119,519 accrued and not paid during the period (and subsequently converted into the Company’s securities as described below under “Certain Relationships and Related Transactions”).

(4) Mr. Shum has served as our Chief Financial Officer since October 2015.

(5) $48,750 accrued and not paid during the period (and subsequently converted into the Company’s securities as described below under “Certain Relationships and Related Transactions”).

(6) Mr. Kunkel served as our Chief Marketing Officer from January 2015 through August 2016.

(7) $42,500 accrued and not paid during the period (and subsequently converted into the Company’s securities as described below under “Certain Relationships and Related Transactions”).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards made to each of our named executive officers that are outstanding as of December 31, 2015.

	Option Awards(1)
	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise Price	Expiration
	Exercisable	Unexercisable	($)	Date

Steven Earles	-	-	-	-
Steven Shum	1,667	42,500	$9.00	10/1/20
Martin Kunkel	-	8,333	37.00	2/10/20

__________

(1) All options presented in this table vest over a 2-year period as follows: no options vesting during the first six months, 1/24th of the options vesting on a monthly vesting over the next six months, and the remainder vesting over the next 12 months at the rate of 3/48th per month.

Employment Agreements

We have agreements with certain of our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group. The following summaries of the employment agreements are qualified in their entirety by reference to the text of the employment agreements, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part.

Employment Agreement with Steven Earles

On February 6, 2015, we entered into an employment agreement with Steven Earles to serve as president, chief executive officer, chief financial officer and chairman of our board of directors. The agreement had an initial term that was set to end on February 5, 2018 and provided for an annual base salary during the term of the agreement of $104,000 per year. Mr. Earles is eligible to receive an annual bonus of at the discretion of the board of directors. On August 12, 2015, we amended Mr. Earles’ employment agreement to increase his annual base salary to $245,000.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a Second Amendment to Employment Agreement (the “Earles Amendment”) with Mr. Earles. Under the Earles Amendment, Mr. Earles’ base salary was decreased to $120,000 per annum. In addition, Mr. Earles agreed to waive prior accrued and unpaid salary totaling approximately $182,000. He was granted a restricted stock units award pursuant to the our 2016 Equity Incentive Plan equal to the quotient obtained by dividing $30,000 by the closing price of the Common Stock on the effective date of the Earles Amendment, which our Board deemed to be the fair market value of such shares as of the date of the Earles Amendment. The shares of Common Stock subject to the restricted stock units vest in four equal quarterly installments on each of November 4, 2016, January 1, 2017, April 1, 2017 and July 1, 2017. We also agreed to indemnify Mr. Earles to the fullest extent allowed by our Articles of Incorporation, as amended (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”), and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Earles Amendment will apply to acts and actions occurring since October 31, 2014.

Mr. Earles resigned as our president and director effective January 19, 2016. Mr. Earles had previously resigned as our chief executive officer on November 22, 2016.

Employment Agreement with Steven Shum

On October 5, 2015, we entered into an employment agreement with Mr. Shum. The agreement has an initial term ending on October 5, 2018 and provides for an annual base salary during the term of the agreement of $195,000 per year. Mr. Shum is eligible to receive an annual bonus of at the discretion of the board of directors. In addition, Mr. Shum received an option to purchase 42,500 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a First Amendment to Employment Agreement (the “Shum Amendment”) with Mr. Shum. Under the Shum Amendment, Mr. Shum’s base salary was decreased to $135,000 per annum. In addition, Mr. Shum is entitled to quarterly bonuses based on individual and company performance at the discretion of our board of directors as well as quarterly bonuses based on the achievement by us of certain quarterly EBITDA targets. We agreed to pay Mr. Shum $4,250 for accrued and unpaid salary, which will be paid on the earlier of a qualified equity financing or six months from the effective date of the Shum Amendment. We also agreed to indemnify Mr. Shum to the fullest extent allowed by the Articles, the Bylaws and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Shum Amendment shall apply to acts and actions occurring since October 31, 2014.

Employment Agreement with Melissa Heim

On February 27, 2015, we entered into an employment agreement with Ms. Heim. The agreement has an initial term ending on February 27, 2020 and provides for an annual base salary during the term of the agreement of $40,000 per year. Ms. Heim is eligible to receive an annual bonus of at the discretion of the board of directors. In addition, Ms. Heim received an option to purchase 25,000 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) ten business days paid vacation leave; (iii) medical, dental and life insurance benefits; and (iv) 36-month non-compete/non-solicitation terms.

We have increased Ms. Heim’s annual base salary during the course of her employment, and she now earns an annual base salary of $85,000.

Potential Payments upon Termination

Under the terms of the employment agreements with Messrs.’ Earles and Shum, they are each entitled to a severance payment of salary at the then-applicable base salary rate if we terminate their employment without cause (as defined in the respective agreement).

The following table sets forth quantitative information with respect to potential payments to be made to each of Messrs. Earles and Shum upon termination without cause as provided in their respective employment agreements.

	Potetial Payment upon
Name	Termination without Cause
Steven Earles	$10,000	(1)
Steven Shum	67,500	(2)

 _________

(1) Based on Mr. Earles’ current annual base salary of $120,000 and one months’ severance at the applicable base salary rate.

(2) Based on Mr. Shum’s current annual base salary of $135,000 and six months’ severance at the applicable base salary rate.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. We adopted a 2015 Stock Incentive Plan (the “2015 Plan”), under which an aggregate of 150,000 shares are issuable pursuant to awards and grants under the 2015 Plan. Thereafter, in September 2016, our board of directors approved the adoption of the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces the 2015 Plan. Our stockholders approved the adoption of the 2016 Plan in December 2016. The principal features of our 2016 Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2016 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the 2016 Plan

The purpose of the 2016 Plan is to attract, retain and motivate directors, executive officers and other employees and certain consultants. The 2016 Plan enables the Company to grant equity awards to its directors, officers, employees and independent contractors providing services to the Company, at such levels determined by the Company’s Board of Directors, or a committee designated by the Board of Directors, to be necessary to attract, retain and motivate the individuals who will be critical to the Company’s success in achieving its business objectives, and thereby creating greater value for all its stockholders.

It is intended that the 2016 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Authorized Shares

The maximum number of shares of our common stock that may be issued under the 2016 Plan is 500,000 (on a post-reverse split basis), provided that, the number of shares of our common stock reserved for issuance under the 2016 Plan will automatically increase on January 1 of each year for a period of up to 10 years, commencing on January 1, 2017, in an amount equal to 8% of the number of outstanding shares of the Company’s capital stock, calculated on an as-converted basis, on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. After taking into account the automatic increase described in the foregoing sentence, effective January 1, 2017, the aggregate number of shares of common stock that may be issued under the 2016 Plan is 868,669.

Shares subject to stock awards granted under the 2016 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, shares issued pursuant to stock awards under the 2016 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under the 2016 Plan.

Eligibility for Awards and Plan Administration

Employees, independent contractors and directors of the Company and its affiliates are eligible to receive awards under the 2016 Plan, along with such other individuals designated by the Board of Directors (or a duly authorized committee of our Board of Directors) who are reasonably expected to become employees, independent contractors or directors after the receipt of awards under the 2016 Plan.

Our Board of Directors, or a duly authorized committee of our Board of Directors, will administer the 2016 Plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2016 Plan, our Board of Directors has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements. The Board of Directors may also amend outstanding awards under the 2016 Plan for the purpose of modifying the time or manner of vesting or the term of any outstanding award, with the consent of any adversely affected participant.

Stock Options

Incentive stock options and non-qualified stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards

Restricted stock unit awards are awards of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, and granted pursuant to restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Awards

Restricted stock awards is an award of actual shares of common stock, and are granted pursuant to restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ceases for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us.

Stock Appreciation Rights

Stock appreciation rights are awards to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the stock appreciation right multiplied by the excess of the fair market value of a share of common stock on the date the award is exercised over the exercise price for the stock appreciation right. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2016 Plan may, but need not, vest and become exercisable in periodic installments as specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards

The 2016 Plan provides that the plan administrator shall have the authority, at the time of grant of any awards contemplated by the 2016 Plan (subject to certain exceptions) to designate such award as a “performance-based compensation” award in order to qualify such award as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our Board of Directors (or a committee thereof) may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Unless the Board of Directors determines to submit the performance-based compensation award portions of the 2016 Plan and the definition of “performance goal” and “performance criteria” to our stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the 2016 Plan was last approved by stockholders (or any earlier meeting designated by the Board of Directors), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further performance compensation awards shall be made under the 2016 Plan after the date of such annual meeting, but the 2016 Plan may continue in effect for awards to participants not in accordance with Section 162(m) of the Code.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as any stock or extraordinary cash dividend, stock split, reverse stock split, recapitalization, reorganization merger, consolidation, combination, exchange or other relevant change in capitalization, appropriate adjustments will be made to the exercise price of options and stock appreciation rights, the maximum number of shares subject to all awards and the maximum number of shares with respect to which any one person may be granted awards during any period stated in the 2016 Plan. Any adjustments will be made to ensure that any adjustments will not constitute a modification of any stock options within the meaning of Section 424(h)(3) and Section 409A of the Code, will not adversely affect applicable exemptions under the Exchange Act and rules promulgated thereunder, and will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Change in Control

The 2016 Plan provides that in the event of a change in control, unless otherwise provided in an applicable award agreement, all options and stock appreciation rights shall become immediately exercisable with respect to 100% of the shares subject to such options or stock appreciation rights, and the restricted period shall expire immediately with respect to 100% of the shares of restricted stock or restricted stock units. In addition, the plan administrator may in its discretion and upon advance notice, cancel any outstanding awards and pay to the holders thereof, in cash or stock or a combination thereof, the value of such awards based upon the price per share of common stock received in the event. Under the 2016 Plan, a change in control is defined to include (1) a sale, transfer, conveyance or other disposition of all or substantially all of our assets to any person or entity that is not our subsidiary; (2) individuals who constitute our incumbent board of directors ceasing to constitute at least a majority of our board of directors; (3) a complete liquidation or dissolution of us; (4) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; or (5) a merger, consolidation or similar transaction in which our stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity).

Transferability

A participant may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.

Plan Amendment or Termination

Our board of directors has the authority to amend, suspend or terminate the 2016 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. The 2016 will automatically terminate upon the tenth anniversary of the date our Board of Directors adopted the 2016 Plan. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated, but awards granted before the termination date of the 2016 Plan may extend beyond such date.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of transactions under the 2016 Plan is based upon federal income tax laws in effect on the date of this Current Report on Form 8-K. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options. The grant of a Non-Qualified Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a Non-qualified Stock Option, the participant generally must recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the option exercise price. If a participant exercises a Non-Qualified Stock Option and receives shares that are subject to the insider trading provisions of Section 16(b) of the Securities Exchange Act of 1934 and sale of the shares could subject the participant to liability under Section 16(b), then the participant will not recognize income upon the exercise of the option until the six-month period during which section 16(b) applies has lapsed or the stock is sold, if a sale occurs earlier. The participant will have to pay taxes (including income taxes and, if the participant is an employee, Social Security, unemployment and Medicare taxes) at the time a Non-Qualified Stock Option is exercised even though the shares received upon exercise might not be sold until a later taxable year.

Incentive Stock Options. The grant of an Incentive Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an Incentive Stock Option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Stock Option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Incentive Stock Option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an employee of the Company. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. Generally, Common Stock acquired through the exercise of an Incentive Stock Option will not be considered to have been disposed of if transferred by reason of death, through certain tax-free reorganizations, or if pledged or liened.

The “spread” under an Incentive Stock Option —i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted Stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e. the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss treatment depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving Restricted Stock Awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. The Section 83(b) Election must be made within 30 days from the time the Restricted Stock is issued.

Other Awards. Other Stock-Based Awards (such as Restricted Stock Units) are generally treated as ordinary compensation income as and when Common Stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” A “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer. An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals. The Company intends that the 2016 Plan allow for the grant of Options and Stock Appreciation Rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be so treated.

Limitation on Liability and Indemnification Matters

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Articles 5 and 6 of our Amended and Restated Articles of Incorporation (“Articles”), Article VII of our Amended and Restated Bylaws (“Bylaws”) and the Nevada Revised Business Statutes, contain indemnification and personal liability limitation provisions.

Limitation of Personal Liability of Directors and Officers

Our Articles provide that our directors and officers will not be personally liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the limitation on personal liability will not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions.

Indemnification

Pursuant to our Articles and Bylaws, we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person serving or who served as a director, officer, employee or agent of our company, or who is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Parties” or “Agent”) who is a party or is threatened to be made a party to any action, suit or proceedings, whether civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions brought by or in the right of the corporation, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our corporation to procure a judgment in our favor by reason of the fact that he is or was an serving as our Agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which the Agent will have been adjudged to be liable to us by a court of competent jurisdiction, as described in greater detail in our Bylaws. The payment of expenses includes the requirement that we pay expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the Indemnified Party to repay such payment if it is ultimately determined that such person is not entitled to indemnification. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

Our Bylaws also provide that we may enter into indemnification agreements with our officers and directors. Our Articles provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 as to which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements that are described above under the headings “2015 Director Compensation” and “Executive Officer Compensation.”

In April 2016, Steven Earles, our former president and chief executive officer, purchased 185 units in an offering of units consisting of shares of our series A convertible preferred stock and warrants to purchase common stock (our “Series A Preferred Stock and Warrant Unit Offering”) in consideration of $185,000 in accrued and unpaid salary. Each unit consisted of one share of series A convertible preferred stock and one warrant to purchase 333 shares of common stock at an exercise price of $2.00 per share. Carrie Earles, our chief branding officer and wife of Mr. Earles, purchased 83 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $83,000 in accrued and unpaid salary.

In April 2016, Steven Shum, our chief financial officer, purchased 97 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $97,000 in accrued and unpaid salary.

Between June 2016 and December 2016, pursuant to subscription agreements, the following securities were purchased by Mr. Wickersham, our Chairman and Chief Executive Officer, or by entities he controls or with whom he has a material relationship:

•         Mr. Wickersham, in his capacity as trustee of The Grover T. Wickersham Employees’ Profit Sharing Plan (“PSP”), purchased in a private placement an aggregate of 250,000 units, each unit consisting of one share of common stock and one common stock purchase warrant (the “Warrants, and collectively with the Common Stock, the “Common Stock Units”) at a purchase price of $1.00 per Common Stock Unit, for a total purchase price of $250,000. The exercise price of the warrants was temporarily reduced to $1.30 in December 2016, at which time 130,769 warrants were exercised.

•         Mr. Wickersham directly purchased in a private placement an aggregate of 100,000 Common Stock Units at a purchase price of $1.00 per Common Stock Unit for a total purchase price of $100,000. In December 2016, Mr. Wickersham transferred and/or voluntarily cancelled 33,653 of his warrants.

•         Mr. Wickersham, in his capacity as trustee of an education trust established for the benefit of an unrelated minor (“Education Trust”) purchased in a private placement 50,000 Common Stock Units at a purchase price of $1.00 per Unit, for a total purchase price of $50,000. The exercise price of the warrants was temporarily reduced to $1.30 in December 2016, at which time 25,000 of the warrants were exercised.

•         Mr. Wickersham, in his capacity as trustee of the Lindsay Anne Wickersham 1999 Irrevocable Trust (the “Irrevocable Trust”) purchased in a private placement 200,000 Common Stock Units at a purchase price of $1.00 per Common Stock Unit, for a total purchase price of $200,000.

•        In June 2016, the PSP purchased from us a promissory note bearing interest at the rate of 8% per annum (a “Promissory Note”) for aggregate consideration of $50,000, along with a warrant to acquire 25,000 shares of common stock at a price of $2.00 per share. In July 2016, the PSP purchased an additional Promissory Note for aggregate consideration of $120,000, along with a warrant to acquire 60,000 shares of common stock at an exercise price of $2.00 per share.

•         In June 2016, the Grover T. and Jill Z. Wickersham 2000 Charitable Remainder Trust (the “CRUT”) purchased a Promissory Note for aggregate consideration of $50,000, along with a warrant to acquire 25,000 shares of common stock at an exercise price of $2.00 per share. In November 2016, the CRUT purchased an additional Promissory Note for aggregate consideration of $75,000, along with a warrant to acquire 37,500 shares of common stock at an exercise price of $2.00 per share. The exercise price of the warrants was temporarily reduced to $1.30 in December 2016, at which time the warrants were exercised.

In June 2016, pursuant to a Subscription Agreement, Michael M. Fleming, one of our directors, purchased in a private placement an aggregate of 25,000 Units at a purchase price of $1.00 per Unit, each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock at an exercise price of $2.00 per share, for a total purchase price of $25,000.

On September 19, 2016, an entity for which Lawrence Hirson, a former director, serves as manager purchased $150,000 of promissory notes and received 3-year warrants to purchase 75,000 shares of our common stock at an exercise price of $2.00 per share.

See “Principal Stockholders” for a current summary of the securities owned by our officers and directors.

We believe that the foregoing transactions were in our best interests. Consistent with Section 78.140 of the Nevada Revised Statutes, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will continue to conduct an appropriate review of all related party transactions and potential conflicts of interest on an ongoing basis.

Executive Employment Arrangements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see the section of the prospectus captioned “Executive Compensation – Employment Agreements.”

Policies and Procedures for Transactions with Related Persons

We intend to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy, but after presentation, consideration and approval by our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of January 30, 2017 as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our named executive officers and directors and of all of our executive officers and directors as a group. As of January 30, 2017, we had 7,627,512 shares of common stock and 300 shares of series A preferred stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of capital stock shown as beneficially owned by the stockholder. Securities that are exercisable for or convertible into shares of common stock within 60 days of January 30, 2017 are considered outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person in accordance with Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended.

We have based our calculation of the percentage of beneficial ownership after this offering on            shares of our common stock outstanding immediately after the closing of this offering, which assumes (1) the issuance of             shares of common stock that we are selling in this offering and (2) no exercise of the underwriters’ option to purchase additional shares of common stock.

	Number of Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner(1)	Number		Percent(2,3)	Number	Percent
5% Stockholders:
Glenbrook Capital LP	1,198,746	(4)	14.53%
WATB ISA, LLC	1,100,000		12.64%
Rowena McBeath (5)	336,753	(6)	7.07%
Steven Earles	829,833	(7)	10.20%

Directors and Named Executive Officers:
Steven Shum	81,625	(8)	1.00%
Trent D. Davis	35,000	(9)	*
Michael M. Fleming	85,000	(10)	1.04%
Grover T. Wickersham	1,336,092	(11)	15.61%
Melissa Heim	21,882	(12)	*

All executive officers and directors as a group (5 persons)	1,559,599		18.36%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Unless otherwise noted, the address is c/o Eastside Distilling, Inc., 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214.

(2)	Based on 7,627,512 shares of common stock and 300 shares of series A preferred stock outstanding as of January 30, 2017. Also includes shares issuable upon exercise of outstanding options and warrants.

(3)	Percentage is based on an aggregate of 8,127,512 votes and includes voting rights attached to all shares of common stock and all shares of series A preferred stock issued and outstanding as of January 30, 2017 (when voting together with the common holders). Holders of the series A preferred stock, when voting together with the holders of the common stock as a single group, shall have an aggregate number of votes equal to the product of (x) the number of shares of common stock (rounded to the nearest whole number) into which the total number of shares of series A preferred stock issued and outstanding on such date are convertible multiplied by (y) 2.5, with each holder of series A preferred stock entitled to vote its pro rata portion such total. As of January 30, 2017, the holders of series A preferred stock were entitled to a total of 500,000 votes. The Total Voting Power excludes shares issuable upon exercise of options and warrants, which can be exercised for shares of common stock but do not contain voting rights until exercised.

(4)	Includes 122,500 shares of common stock issuable upon exercise of warrants

(5)	The address for Ms. McBeath is 36 North 3rd St, 2F, Philadelphia, PA 19106.

(6)	Includes (i) 166,667 shares of common stock issuable upon conversion of 250 shares of series A preferred stock; and (ii) up to 166,667 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series A preferred stock.

(7)	Includes common stock held by Mr. Earles’ wife.

(8)	Includes (i) up to 15,625 shares of common stock issuable upon exercise of options

(9)	Includes (i) 35,000 shares of common stock issuable upon exercise of options issued.

(10)	Includes (i) 25,000 shares of common stock issuable upon exercise of warrants and (ii) 35,000 shares of common stock issuable upon exercise of options issued.

(11)	Includes (i) 395,193 shares of common stock issuable upon exercise of warrants and (ii) 35,000 shares of common stock issuable upon exercise of stock options

(12)	Includes (i) up to 1,667 shares of common stock issuable upon exercise of options.

DESCRIPTION OF CAPITAL STOCK

General

We are a corporation and have authorized capital stock which consists of (i) 45,000,000 shares of common stock, par value $0.0001 per share, of which 7,627,512 is outstanding as of January 30, 2017 and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 300 shares are issued and outstanding as of January 30, 2017.

Common Stock

On October 6, 2016, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 900,000,000 to 45,000,000 shares and (ii) effectuate a 20-for-1 reverse-split of our common stock. The certificate of change was filed with an effective date of October 18, 2016. Pursuant to the Nevada Revised Statutes, our board of directors is authorized to effectuate the reverse stock split where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock. Prior to the reverse split, 95,333,180 shares of common stock were issued and outstanding. After the reverse split, 4,766,746 shares of common stock were issued and outstanding (including adjustment for settlement of fractional shares which were rounded up to the nearest whole share).

Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the board of directors were to declare a dividend out of funds legally available therefor, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends, and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to any preference rights of holders of outstanding preferred stock. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

Our Amended and Restated Articles of Incorporation permits us to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued in any number of series, as determined by the board of directors, the board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.).

Series A Preferred

On March 9, 2016, we filed a Certificate of Designation of Series A Preferred Stock (the “Original Series A Designation” under which three thousand (3,000) shares of our preferred stock have been designated as Series A Preferred (with the terms set forth on Exhibit B hereto). On March 1, 2016, we filed an Amendment to Original Series A Designation (the “Series A Amendment”, together with the Original Series A Amendment, the “Series A Designation”). Pursuant to the terms of the Series A Designation, each share of Series A Preferred has a stated value of $1,000, which is convertible into Common Stock (the “Conversion Shares”) at a fixed conversion price equal to $1.50 per share (the Conversion Price”), subject to adjustment for stock splits and recapitalizations.

On November 4, 2016, the Company entered into separate agreements with Steven Earles, Steven Shum, Carrie Earles and Martin Kunkel pursuant to which each of such individuals agreed to convert an aggregate of 423 shares of Series A Convertible Preferred Stock at the Conversion Price into an aggregate of 282,000 shares of Common Stock.

On or about December 30, 2016, the Company entered into separate agreements with other holders of Series A Convertible Preferred Stock pursuant to which such holders agreed to convert an aggregate of 249 shares of Series A Convertible Preferred Stock at a reduced conversion price of $1.00 per share into an aggregate of 249,000 shares of Common Stock.

As of January 30, 2017, there were 300 shares of Series A Preferred issued and outstanding.

Pursuant to the Series A Designation, the Series A Preferred are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock issuable thereunder, together with the Warrants Shares and the number of shares of Common Stock owned by such holder and its affiliates would not exceed 9.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon any sale of all or substantially all our assets, or a recapitalization, reorganization, reclassification, consolidation or merger with or into another company in which we are not the surviving entity, each share of Series A Preferred will be convertible into the kind and number of shares of stock or other securities or property to which a holder of Common Stock deliverable upon conversion of the Series A Preferred would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event.

The Series A Preferred accrue dividends at a rate of 8% per annum, cumulative. Dividends are payable quarterly in arrears at the Company’s option either in cash or “in kind” in shares of common stock; provided, however that following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefor. For ‘in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the per share market values during the twenty (20) trading days immediately preceding a dividend date.

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or sale of the Company, each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to: (i) $1,000 multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Certificate of Designation for the Series A Preferred Stock multiplied by (iii) 2.5.

For all matters submitted to a vote of the Company’s stockholders, the holders of the Series A Preferred as a class shall have an aggregate number of votes equal to the product of (x) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Certificate of Designation for the Series A Preferred (without regard to any beneficial ownership limitations contained therein) on such date of determination are convertible multiplied by (y) 2.5 (the “Total Series A Votes”), with each holder of Series A Preferred entitled to vote its pro rata portion of the Total Series A Votes. Holders of Common Stock do not have cumulative voting rights. In addition, the holders of Series A Preferred shall vote separately a class to change any of the rights, preferences and privileges of the Series A Preferred or to authorize any class of securities senior to the Series A Preferred.

Investor Warrants

The warrants issued in offerings that closed between June and September 2016 enable the holder to purchase the shares of Common Stock underlying the warrants at $2.00 per whole share, during a three-year term. For a brief period of time in December 2016, the exercise price was reduced to $1.30 per share, which offer expired on December 31, 2016. Although the original provisions of the warrants provided that the exercise price must be paid in cash, the board subsequently provided that the consideration for exercise of outstanding warrants could be forgiveness of outstanding indebtedness in lieu of a cash payment.

The warrants issued in the units offering that closed in December 2016 enable the holder to purchase the shares of Common Stock underlying the Warrants at $2.50 per whole share, during a three-year term.

Terms that apply to all of warrants include: The exercise price of our warrants is subject to adjustment to reflect any subdivision or combination of our common stock, any stock dividends or similar rearrangements of the common stock, or any reorganization, reclassification, consolidation, merger or sale of our company. The warrants are transferable by the registered holder thereof in person or in writing, but only in the manner and subject to the limitations provided in the Warrant.

Warrant holders are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of our company for any purpose until the warrants have been duly exercised and payment of the purchase price has been made.

Placement Agent Warrants

We issued warrants to acquire 8,980 of common stock, which equaled 3% of the number of shares of Common Stock into which the shares of Series A Preferred sold in the Offering to investors introduced by such former financial advisor are convertible. These warrants were issued on terms identical to the Investor Warrants, except that the Placement Agent Warrants will have an exercise price of $1.50 per share and a 5-year term.

Options

As of September 30, 2016, options to purchase an aggregate of 208,750 shares of our common stock issued pursuant to our 2016 Equity Incentive Plan at a weighted-average exercise price of $6.60 per share were outstanding.

Anti-takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our Amended and Restated Articles of Incorporation (“Articles”) and our Amended and Restated Bylaws (“Bylaws”) contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing its board of directors and management.

Our Articles permit our board of directors to authorize the issuance of shares of Preferred Stock and to determine and prescribe the voting powers, rights, preferences and restrictions of the Preferred Stock. This authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

According to our Amended and Restated Bylaws, neither the holders of our Common Stock nor the holders of our Preferred Stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing its board of directors.

Our Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by a resolution adopted by our entire board, any two directors, or our president. Any power of the stockholders to call a special meeting is specifically denied by the terms of our Bylaws.

The authorization of classes of Common Stock or Preferred Stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to affect a merger or to otherwise gain control of the Company by diluting their stock ownership. In addition, the ability of the Company’s directors to distribute shares of any class or series (within limits imposed by applicable law) as a dividend in respect of issued shares of Preferred Stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company and effectively delay or prevent a change in control without further action by the stockholders.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Nevada Anti-Takeover Laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•        the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•        if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five per cent or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five per cent or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten per cent or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten per cent or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 registered stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Underwriter Warrants

See ‘‘Underwriting – Underwriter Warrants’’ on page 78 for a description of the warrants we have agreed to issue to the underwriters in this offering, subject to completion of this offering.

Registration Rights

We have entered into registration rights agreements with the investors who participated in our common units offering that closed in December 2016. Under the terms of those agreements, we have agreed to register the resale of the 800,000 shares of common stock and the 800,000 shares of common stock issuable upon exercise of the warrant component of the units that we sold to those investors. We have agreed to file the registration statement as soon as possible after the closing of the offering and to use our commercially best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Although not contractually obligated to do so, we may include in that resale registration statement up to an additional 6,827,512 shares of common stock on behalf of certain holders of common stock who purchased our securities prior to the common units offering. We expect to that this registration statement will be declared effective before or concurrently with the registration statement of which this prospectus is a part.

Limitations of Liability and Indemnification

See “Executive Compensation – Limitation on Liability and Indemnification Matters.”

Quotation of our Common Stock

Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 4045 South Spencer Street Suite 403, Las Vegas, NV 89119, telephone: (702) 361-3033.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of January 30, 2017, upon the closing of this offering, we will have outstanding an aggregate of              shares of our common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants to purchase shares of our common stock. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be eligible for sale under Rule 144 or Rule 701 of the Securities Act upon expiration of lock-up agreements at least 180 days after the date of this offering.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•      1% of the number of shares of our common stock then outstanding, which will equal approximately           shares immediately after this offering; or

•       The average weekly trading volume of our common stock on the OTCQB during the four calendar weeks preceding the filing of a notice on Form 144 pursuant to Rule 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as described in “—Lock-Up Agreements” below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701 of the Securities Act, or Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

•       Persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•      Our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of December 31, 2016, options to purchase a total of 521,250 shares of common stock were outstanding, of which 144,973 were vested and were exercisable as of such date. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below in the section of this prospectus titled “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

Lock-Up Agreements

As described under the section of this prospectus titled “Underwriting – Lock-Up Agreements” below, we, each of our directors and executive officers and holders of at least 5% of our capital stock have agreed, subject to specified exceptions, not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of Roth Capital Partners, for a period of 180 days from the date of the final prospectus for the offering.

Roth Capital Partners may, in its sole discretion, at any time or from time to time and without notice, release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with substantially all of our securityholders that contain lock-up provisions imposing restrictions on the ability of such securityholders to offer, sell or transfer our common stock or other securities for a period of 180 days following the date of this prospectus.

Registration Rights

We have agreed to register for resale the 800,000 shares of common stock and 800,000 shares issuable upon exercise of the accompanying warrants, which we sold in a private placement that closed in December 2016. Our obligation to these investors is to file with the Commission a resale registration statement as soon as reasonably practicable following the closing of the offering and to use our commercial best efforts to cause the registration statement to be declared effective as soon as practicable thereafter. Although we have no other contractual obligations to register shares, we may include additional shares issued in one or more of our 2016 private placements or shares issuable upon exercise of warrants we issued in those private placements. We expect to file that registration statement in the near future.

Equity Incentive Plans

We have filed registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2015 and 2016 equity incentive plans. Each registration statement was effective immediately upon filing with the Commission. Accordingly, shares registered under those registration statements are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address any U.S. federal estate or gift tax, or any state, local or non-U.S. tax consequences. Rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, broker-dealers and traders in securities, commodities or currencies, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “conversion transaction,” or other risk reduction strategy, holders deemed to sell our common stock under the constructive sale provisions of the Code, holders who are subject to the alternative minimum tax or the Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, published administrative pronouncements, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

Distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock generally will constitute dividends for U.S. tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below regarding backup withholding and foreign accounts.

To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. You should consult with your own tax advisor to determine whether you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and, if so, whether you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Subject to the discussion below regarding foreign accounts, the applicable withholding agent generally will not be required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to the applicable withholding agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce a Non-U.S. Holder’s basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation,” or a USRPHC, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a USRPHC if interests in U.S. real estate constituted (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a USRPHC, however, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If we are treated to be a USRPHC and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock, and the Non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner. If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax refund or credit with respect to the amount withheld.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% may also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such tax. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this withholding on their investment in our common stock.

The withholding provisions described above currently apply to payments of dividends on our common stock and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS OR APPLICABLE TREATIES.

UNDERWRITING

Roth Capital Partners, LLC (“Roth”) is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth opposite the name of each underwriter.

Underwriter	Number of Shares

Roth Capital Partners, LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock offered by this prospectus, other than those covered by the over-allotment option, if any shares of common stock are purchased. The underwriters are offering the shares of common stock when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the SEC.

The representative of the underwriters has advised us that the underwriters propose to offer our shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $  per share. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $  per share. After completion of the public offering of the shares of common stock, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

Pursuant to the underwriting agreement, we will grant the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional           shares of common stock, at the public offering price less the underwriting discount. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares of common stock that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $       , $        and $      , respectively.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•        Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our shares of common stock than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

•         Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative.

•        Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the on the OTCQB or otherwise.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Underwriters’ Compensation

Commissions

We have agreed to sell the shares of common stock to the underwriters at the public offering price of $            per share, which represents the public offering price of the shares of common stock set forth on the cover page of this prospectus less the 7% underwriting discount. We have agreed to reimburse Roth, as representative of the udnerwriters, for reasonable out of pocket expenses incurred by Roth in connection with the offering, including fees and disbursements of its counsel. We have previously paid Roth $20,000 as an advance on this expense reimbursement. However, we will not be required to reimburse any amount of Roth’s legal fees in excess of $50,000 whether the offering is successful or not.

We estimate that expenses payable by us in connection with the offering of our common stock, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $            .

Underwriters’ Warrants

We have agreed to issue to the underwriters warrants initially exercisable for up to           shares of common stock (10% of the shares of common stock sold in this offering, excluding the option to purchase additional shares). The warrants are not included in the securities being sold in this offering. The shares issuable upon exercise of the warrants are identical to those offered by this prospectus. The warrants are exercisable at a per share price equal to 120% of the price per share in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing one year from the effective date of this offering, which period shall not extend further than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5100(g)(1)) will not sell, transfer, assign, pledge or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness of the registration statement. In addition, the warrants provide for the registration of the resale of the underlying shares of common stock in certain cases. Any piggyback registration rights provided will not be greater than seven years from the effective date of this offering, in compliance with FINRA Rule 5110(f)(2)(G)(v). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price and the number of underlying shares will not be adjusted for issuance of common stock at a price below the warrant exercise price.

The following table summarizes the underwriting discount we will pay to the underwriters and the advisory fee we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Total underwriting discount to be paid by us	$	$	$
Total advisory fee to be paid by us

Lock-Up Agreements

Each of our directors and executive officers and holders of at least 5% of our capital stock, which represent in the aggregate approximately 62% of our currently outstanding shares of common stock, may be asked to agree to a 180-day “lock-up” from the effective date of this prospectus of shares of common stock that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of 180 days following the effective date of this prospectus, and if such agreements are executed, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative of the underwriters.

The underwriter has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the underwriter may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of 180 days following the effective date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the underwriter.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. The public offering price of the shares of common stock offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares of common stock were:

•	Our history and our prospects;

•	Our financial information and historical performance;

•	The industry in which we operate;

•	The status and development prospects for our products and services;

•	The previous experience of our executive officers; and

•	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares of common stock can be resold at or above the public offering price.

Common Stock Trading Platform

The Company’s common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

•         To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•         To fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

•        In any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive 2003/71/EC, and has not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to: (1) persons who receive this prospectus outside of the United Kingdom; and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Person(s)”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriters have represented, warranted and agreed that:

•        They have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•        They have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Summit Law Group, PLLC, Seattle, Washington. The underwriters are being represented by Dickinson Wright PLLC, Troy, Michigan.

EXPERTS

The consolidated financial statements of Eastside Distilling, Inc. at December 31, 2014 and 2015, and for the years then ended, included in this prospectus and in the registration statement have been so included in reliance on the report of BPM LLP., an independent registered public accounting firm, appearing elsewhere and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214, or by telephoning us at (971) 888-4264.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.eastsidedistilling.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is incorporated by reference in, and is not part of, this prospectus.

EASTSIDE DISTILLING, inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors

Eastside Distilling, Inc. and Subsidiary

Portland, Oregon

We have audited the accompanying consolidated balance sheets of Eastside Distilling, Inc. and Subsidiary (prior to November 1, 2014, Eastside Distilling, LLC) (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastside Distilling, Inc. and Subsidiary (prior to November 1, 2014, Eastside Distilling, LLC) as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit of approximately $7.6 million as of December 31, 2015. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BPM LLP

San Francisco, California

April 13, 2016 (except for Note 15 “Reverse Stock Split”, for which the date is February 1, 2017)

F-2

Eastside Distilling, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2015 and 2014

	December 31,
	2015	2014
Assets
Current assets:
Cash	$141,317	$1,082,290
Trade receivables	142,206	138,041
Inventories	683,824	377,020
Prepaid expenses	163,506	174,147
Total current assets	1,130,853	1,771,498
Property and equipment - net	112,005	81,206
Other assets	49,000	193,750
Total Assets	$1,291,858	$2,046,454

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,300,532	$206,630
Accrued liabilities	563,814	72,610
Deferred revenue	727	8,275
Current portion of note payable	4,098	3,560
Related party note payable	12,500	-
Convertible notes payable - net of debt discount	455,958	150,000
Total current liabilities	2,337,629	441,075
Note payable - less current portion	17,842	23,271
Total liabilities	2,355,471	464,346

Commitments and contingencies (Note 9)

Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2015 and 2014	-	-
Common stock, $0.0001 par value; 45,000,000 shares authorized; 2,309,750 and 2,275,625 shares issued and outstanding at December 31, 2015 and 2014, respectively	231	228
Additional paid-in capital	6,497,907	5,542,565
Accumulated deficit	(7,561,751)	(3,960,685)
Total stockholders’ (deficit) equity	(1,063,613)	1,582,108
Total Liabilities and Stockholders’ (Deficit) Equity	$1,291,858	$2,046,454

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Eastside Distilling, Inc. and Subsidiary

Consolidated Statements of Operations

Years ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Sales	$2,326,664	$1,435,416
Less excise taxes	624,046	379,972
Net sales	1,702,618	1,055,444
Cost of sales	870,390	494,889
Gross profit	832,228	560,555
Selling, general and administrative expenses	4,373,746	1,366,341
Goodwill impairment	-	3,246,149
Loss from operations	(3,541,518)	(4,051,935)
Other income (expense) - net	(59,548)	(3,736)
Loss before provision for income taxes	(3,601,066)	(4,055,671)
Provision for income taxes	-	1,500
Net loss	$(3,601,066)	$(4,057,171)

Basic and diluted net loss per common share	$(1.57)	$(2.43)

Basic and diluted weighted average common shares outstanding	2,287,518	1,668,700

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Eastside Distilling, Inc. and Subsidiary

Consolidated Statements of Stockholder’s (Deficit) Equity

Years ended December 31, 2015 and 2014

	Common	Common			Total
	Stock	Stock	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance, January 1, 2014	1,600,000	$160	$4,994	$98,004	103,158
Contributions from members	-	-	2,634	-	2,634
Distributions to members	-	-		(1,518)	(1,518)
Conversion of notes payable to equity	-	-	46,853	-	46,853
Shares issued to effect reverse merger	400,000	40	3,199,960	-	3,200,000
Issuance of common stock	275,625	28	2,168,124	-	2,168,152
Stock-based compensation	-	-	120,000	-	120,000
Net loss	-	-	-	(4,057,171)	(4,057,171)
Balance, December 31, 2014	2,275,625	228	5,542,565	(3,960,685)	1,582,108
Issuance of common stock in exchange for services, net of issuance costs	27,792	3	671,973	-	671,975
Stock-based compensation	-	-	140,370	-	140,370
Shares issued for payoff of trade debt, net	6,333	1	142,999	-	143,000
Net loss	-	-	-	(3,601,066)	(3,601,066)
Balance, December 31, 2015	2,309,750	$231	$6,497,907	$(7,561,751)	$(1,063,613)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Eastside Distilling, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(3,601,066)	$(4,057,171)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	19,277	5,889
Amortization of debt issuance costs	16,750	-
Issuance of common stock in exchange for services	671,920	-
Issuance of common stock for payoff of trade debt	142,987	-
Goodwill impairment	-	3,246,149
Stock-based compensation	140,370	10,000
Gain on spin-off of subsidiary	(52,890)	-
Changes in operating assets and liabilities:
Trade receivables	(4,265)	80,196
Inventories	(306,804)	(317,969)
Prepaid expenses and other assets	155,391	(257,897)
Accounts payable	1,133,166	165,713
Accrued liabilities	502,074	51,222
Deferred revenue	(4,688)	(9,941)
Net cash used in operating activities	(1,187,778)	(1,083,809)
Cash Flows From Investing Activities
Purchases of property and equipment	(50,076)	(37,869)
Cash received in reverse acquisition	-	364
Net cash used in investing activities	(50,076)	(37,505)
Cash Flows From Financing Activities
Proceeds from convertible notes payable	289,273	20,000
Proceeds from related party note payable	12,500	-
Payments of principal on notes payable	(4,892)	(5,448)
Contributions		2,634
Distributions	-	(1,518)
Issuance of common stock - net of issuance costs of $36,848		2,158,152
Net cash provided by financing activities	296,881	2,173,820
Net (decrease) increase in cash	(940,973)	1,052,506
Cash - beginning of period	1,082,290	29,784
Cash - end of period	$141,317	$1,082,290

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$4,593	$3,974
Income taxes	$-	$-
Supplemental Disclosure of Non-Cash Financing Activity
Shares issued to effect reverse acquisition	-	$3,200,000
Property and equipment acquired with note payable	-	$26,831
Conversion of notes payable to equity	$-	$46,853
Stock-based compensation recorded as prepaid expenses and other long-term assets	$65,625	$110,000
Conversion of accounts payable to common stock	$142,987	$10,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

1.	Description of Business and Liquidity

The Company was formed in 2008 and is a manufacturer, developer, producer, and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum, and vodka. The Company currently distributes its products in fifteen states (Oregon, Washington, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, and Maryland). The Company also generates revenue from tastings, tasting room tours, private parties, and merchandise sales from its facilities in Oregon. The Company is subject to the Oregon Liquor Control Commission (OLCC) and the Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is headquartered in Portland, Oregon.

On October 31, 2014, Eurocan Holdings Ltd. (Eurocan) consummated the acquisition (the Acquisition) of Eastside Distilling, LLC (the LLC) pursuant to an Agreement and Plan of Merger (the Agreement) by and among Eurocan, the LLC, and Eastside Distilling, Inc., Eurocan’s wholly-owned subsidiary. Pursuant to the Agreement, the LLC merged with and into Eastside Distilling, Inc. The merger consideration for the Acquisition consisted of 1,600,000 shares of Eurocan’s common stock. In addition, certain of Eurocan’s stockholders cancelled an aggregate of 1,245,500 shares of Eurocan’s common stock held by them. As a result, on October 31, 2014, Eurocan had 2,000,000 shares of common stock issued and outstanding, of which 1,600,000 shares were held by the former members of the LLC. Consequently, for accounting purposes, the transaction was accounted for as a reverse acquisition, with the LLC as the acquirer of Eurocan. These consolidated financial statements are presented as a continuation of the operations of the LLC with one adjustment to retroactively adjust the legal common stock of Eastside Distilling, Inc. to reflect the legal capital of Eurocan prior to the Acquisition.

Subsequent to the Acquisition, Eastside Distilling, Inc. merged with and into Eurocan, and Eurocan’s name was officially changed to Eastside Distilling, Inc. (Eastside). Prior to the Acquisition, Michael Williams Web Design, Inc. (MWWD) was a wholly-owned subsidiary of Eurocan and constituted the majority of Eurocan’s operations. Pursuant to the Agreement and subsequent activity, MWWD became a wholly-owned subsidiary of Eastside on October 31, 2014. MWWD’s operations were not significant. Eastside and MWWD are collectively referred to herein as “the Company”.

On February 3, 2015, the Company entered into a Separation and Share Transfer Agreement (Share Transfer) with MWWD under which substantially all assets and liabilities of MWWD were transferred to Michael Williams in consideration of MWWD’s and Mr. Williams’ full release of all claims and liabilities related to MWWD and the MWWD business. Following the Transfer, MWWD ceased to be a subsidiary. As a result of the Share Transfer, the Company recorded a gain of approximately $53,000, which is included in other income (expense) in the accompanying consolidated statement of operations for the year ended December 31, 2015. This gain is primarily the result of the transfer of net liabilities to Michael Williams.

The results for the year ended December 31, 2015 referred to in these consolidated financial statements include both the results of Eastside and MWWD (through February 3, 2015). The results for fiscal 2014 referred to in these consolidated financial statements include the results of the LLC.

2.	Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred a loss of $3,601,066 and have an accumulated deficit of $7,561,751 for the fiscal year ended December 31, 2015, and expect to incur further losses in the development of our business, we have negative working capital of $1.2 million at December 31, 2015, and have been dependent on funding operations through the issuance of debt, convertible debt and private sales of equity securities. These conditions raise substantial doubt about our ability to continue as the going concern. Management’s plans include continuing to finance operations through the private or public placement of debt and/or equity securities and the reduction of expenses. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

F-7

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Management believes that its successful ability to raise capital and increase revenues will provide the opportunity for the Company to continue as a going concern. The Company’s ultimate success depends on its ability to achieve profitable operations and generate positive cash flow from operations. There can be no assurance that the Company will achieve profitable operations or raise additional capital or financing at acceptable terms.

3.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements for Eastside Distilling, Inc. were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of Eastside Distilling, Inc. and its wholly-owned subsidiary MWWD (through February 3, 2015). All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

The Company determined its operating segment on the same basis that it uses to evaluate its performance internally. The Company has one business activity, marketing and distributing hand-crafted spirits, and operates as one segment. The Company’s chief operating decision makers, its chief executive officer and chief financial officer, review the Company’s operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, the Company recognizes sales upon the consignee’s (typically the OLCC) shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from

Revenue received from online merchants who sell discounted gift certificates for the Company’s merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

F-8

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Cost of Sales

Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by contract production fees and packaging.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from the Company’s distribution facilities to customers are recorded in cost of sales.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid investments with maturities of three months or less at the time of the purchase. The Company had no cash equivalents at December 31, 2015 and 2014.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. At December 31, 2015 and December 31, 2014, one distributor, the Oregon Liquor Control Commission (OLCC), represented 50% and 67% of trade receivables, respectively. Sales to one distributor, the OLCC, accounted for approximately 32% and 40% of consolidated revenues for each of the years ended December 31, 2015 and 2014, respectively.

Fair Value Measurements

GAAP defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. GAAP permits an entity to choose to measure many financial instruments and certain other items at fair value and contains financial statement presentation and disclosure requirements for assets and liabilities for which the fair value option is elected. At December 31, 2015 and December 31, 2014, management has not elected to report any of the Company’s assets or liabilities at fair value under the “fair value option” provided by GAAP.

The hierarchy of fair value valuation techniques under GAAP provides for three levels: Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing assets and liabilities under GAAP’s fair value measurement requirements are as follows:

Level 1:	Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect management’s own assumptions regarding the applicable asset or liability.

None of the Company’s assets or liabilities were measured at fair value at December 31, 2015 and 2014. However, GAAP requires the disclosure of fair value information about financial instruments that are not measured at fair value. Financial instruments consist principally of trade receivables, accounts payable, accrued liabilities, note payable, and convertible note payable. The estimated fair value of trade receivables, accounts payable, and accrued liabilities approximates their carrying value due to the short period of time to their maturities. At December 31, 2015 and 2014, the Company’s note payable and convertible notes payable are at fixed rates and their carrying value approximates fair value.

F-9

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. The Company has recorded no write-downs of inventory for the years ended December 31, 2015 and 2014.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred.

Long-lived Assets

The Company accounts for long-lived assets, including property and equipment, at amortized cost. Management reviews long-lived assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

Goodwill

Goodwill is initially recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identifiable tangible and intangible assets acquired. Goodwill is presumed to have an indefinite useful life and is analyzed annually for impairment. An annual review is performed during the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. At December 31, 2014, the Company determined that its goodwill recorded as a result of the Acquisition was fully impaired.

Income Taxes

The provision for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. At December 31, 2015 and 2014, the Company established valuation allowances against its net deferred tax assets.

F-10

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Income tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of income tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with income tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized income tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized income tax benefits would be classified as additional income taxes in the accompanying consolidated statements of operations. There were no unrecognized income tax benefits, nor any interest and penalties associated with unrecognized income tax benefits, accrued or expensed at and for the years ended December 31, 2015 and 2014.

The Company files federal income tax returns in the U.S. and various state income tax returns. The Company is no longer subject to examinations by the related tax authorities for the Company’s U.S. federal and state income tax returns for years prior to 2011.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $389,000 and $303,000 for the years ended December 31, 2015 and 2014, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Comprehensive Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive income. The Company does not have any reconciling other comprehensive income items for the years ended December 31, 2015 and 2014.

Excise Taxes

The Company is responsible for compliance with the TTB regulations, which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws.

Stock-Based Compensation

The Company recognizes as compensation expense all stock-based awards issued to employees. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest.

Accounts Receivable Factoring Program

We use an accounts receivable factoring program with certain customer accounts. Under this program, we have the option to sell those customer receivables in advance of payment for 75% of the amount due. When the customer remits payment, we then receive the remaining 25%. We are charged interest on the advanced 75% payment at a rate of 1.5% per month. This program has improved our liquidity, but there can be no assurance that these programs will continue in the future. Under the terms of the agreement with the factoring provider, any factored invoices have recourse should the customer fail to pay the invoice. Thus, we record factored amounts as a liability until the customer remits payment and we receive the remaining 25% of the non-factored amount. During the fiscal year ended December 31, 2015, we factored invoices totaling $99,258 and received total proceeds of $74,444. At December 31, 2015, we had factored invoices outstanding of $17,601. We incurred interest expense associated with the factoring program of $5,867 during the year ended December 31, 2015. We did not factor any invoices during fiscal year 2014.

F-11

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standards Update No. 2016-02 —Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

-	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

-	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Though permitted, the Company does not plan to early adopt. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach.

In May 2014, FASB issued Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The guidance is effective for annual and interim reporting periods beginning after December 15, 2017, with early adoption permitted for annual and interim reporting periods beginning after December 15, 2016. The Company does not plan to early adopt. We are currently evaluating the impact ASU 2014-09 will have on the Company’s consolidated financial statements.

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements - Going Concern (“ASU 2014-15”). The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Though permitted, the Company does not plan to early adopt. The Company does not believe that this standard will have a significant impact on its consolidated financial statements.

In July 2015, the FASB issued Accounting Standard Update No. 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), which requires entities to measure most inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for annual and interim periods beginning after December 15, 2016. Though permitted, the Company does not plan to early adopt. We are currently evaluating the impact ASU 2015-11 will have on the Company’s consolidated financial statements.

F-12

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted as of December 31, 2015.

Reclassifications

Certain prior period amounts have been reclassified to conform to the December 31, 2015 presentation with no changes to net loss or total stockholders’ equity previously reported.

4.	Inventories

Inventories consist of the following at December 31:

	2015	2014
Raw materials	$415,953	$282,007
Finished goods	248,713	84,887
Other	19,158	10,126
Total	$683,824	$377,020

5.	Property and Equipment

Property and equipment consists of the following at December 31:

	2015	2014
Furniture and fixtures	$71,408	$48,585
Leasehold improvements	8,607	5,487
Vehicles	38,831	38,831
Construction In-Progress	31,253	-
Total cost	135,759	92,903
Less accumulated depreciation and amortization	(30,974)	(11,697)
Property and equipment - net	$112,005	$81,206

Depreciation and amortization expense totaled $19,277 and $5,889 for the years ended December 31, 2015 and 2014, respectively.

6.	Note Payable

Note payable consists of the following at December 31:

	2015	2014
Note payable bearing interest at 7.99%. The note is payable in monthly principal plus interest payments of $472 through December, 2020. The note is secured by a vehicle.	$21,940	$26,831
Total note payable	21,940	26,831
Less current portion	(4,098)	(3,560)
Long-term portion of note payable	$17,842	$23,271

F-13

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

7.	Convertible Notes Payable

At December 31, convertible notes payable consisted of:

	2015	2014
Convertible note bearing interest at 5% per annum. The original maturity date of June 13, 2015 was extended to April 1, 2016 during the period ended December 31, 2015 and was further extended to May 31, 2016 on April 1, 2016. The note may be converted into shares of the Company’s common stock at a fixed conversion price of $0.40 per share. The note may be prepaid upon payment of 150% of the outstanding principal balance to the holder.	$150,000	$150,000

Secured Convertible promissory note, bearing interest at 14% per annum in the principal amount of $275,000 (the “Note”), payable in six installments (“Amortization Payments”) as set forth in an Amortization Schedule beginning the 30th day after issuance and each 30-days thereafter. The Note is initially convertible at a price per share equal to $1.00 (the “Fixed Conversion Price”); provided, however, that from and after March 10, 2016 and/or during the continuance of an event of default under the Note, the conversion price shall be equal to the lesser of (i) the Fixed Conversion Price or (ii) 65% of the lowest trading price of the Company’s common stock during the 5 trading days prior to conversion. The note was issued with an original issue discount, which is amortized over the life of the loan. The Note is secured by our inventory pursuant to the terms and conditions of a Security Agreement.	272,708	-

Convertible note bearing interest at 0% per annum. The note was converted into Company’s preferred equity financing on April 4, 2016.	50,000	-
Totals	472,708	150,000

Less: discount on convertible debt	16,750	-

Current Notes Payable – net of debt discount	455,958	150,000

Long-term portion	$-	$-

Amortization of the debt discount was $16,750 for the year ended December 31, 2015 and was recorded as other expense in the consolidated statement of operations.

Maturities on notes payable as of December 31, 2015, are as follows:

Year ending December 31:

2016	$472,556
2017	4,271
2018	4,625
2019	5,008
2020	3,938
Thereafter
$490,398

F-14

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

8	Income Taxes

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the year ended December 31 were as follows:

	2015	2014
Expected federal income tax benefit	$(1,200,378)	$(1,378,928)
State income taxes after credits	(233,015)	(266,684)
Change in valuation allowance	1,442,900	138,579
Permanent tax differences	-	1,497,622
Other	(9,507)	10,911
Total provision for income taxes	$-	$1 ,500

The components of the net deferred tax assets and liabilities at December 31 consisted of the following:

	2015	2014
Deferred tax assets
Net operating loss carryforwards	$1,582,317	148,927
Stock-based compensation	61,050	4,060
Total deferred tax assets	1,643,367	152,987

Deferred tax liabilities
Depreciation and amortization	(61,888)	(14,408)
Total deferred tax liabilities	(61,888)	(14,408)
Valuation allowance	(1,581,479)	(138,579)
Net deferred tax assets	$-	-

At December 31, 2015, the Company has a cumulative net operating loss carryforward (NOL) of approximately $1.6 million, to offset against future income for federal and state tax purposes. These federal and state NOLs can be carried forward for 20 and 15 years, respectively. The federal NOLs begins to expire in 2034, and the state NOLs begins to expire in 2029. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the realizability of the deferred tax assets, management has determined a full valuation allowance is appropriate.

9.	Commitments and Contingencies

Operating Leases

The Company leases its warehouse, kiosks, and tasting room space under operating lease agreements which expire through October 2020. Monthly lease payments range from $1,300 to $24,000 over the terms of the leases. For operating leases which contain fixed escalations in rental payments, the Company records the total rent expense on a straight-line basis over the lease term. The difference between the expense computed on a straight-line basis and actual payments for rent represents deferred rent which is included within accrued liabilities on the accompanying consolidated balance sheets. Retail spaces under lease are subject to monthly percentage rent adjustments when gross sales exceed certain minimums.

F-15

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

At December 31, 2015, future minimum lease payments required under the operating leases are approximately as follows:

2016	$296,000
2017	275,000
2018	266,000
2019	278,000
2020	240,000
Total	$1,355,000

Total rent expense was approximately $384,000 and $144,000 for the years ended December 31, 2015 and 2014, respectively.

Legal Matters

The Company is involved in certain legal matters arising from the ordinary course of business. Management does not believe that the outcome of these matters will have a significant effect on the Company’s consolidated financial position or results of operations.

10.	Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted net loss per common share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the potential number of any dilutive common shares outstanding during the period. Potentially dilutive securities consist of the incremental common stock issuable upon exercise of stock options and convertible notes. Potentially dilutive securities are excluded from the computation if their effective is anti-dilutive. There were no dilutive common shares at December 31, 2015 and 2014. The numerators and denominators used in computing basic and diluted net loss per common share in 2015 and 2014 are as follows:

	December 31,
	2015	2014
Net loss (numerator)	$(3,601,066)	$(4,057,171)
Weighted average shares (denominator)	2,287,518	1,668,700
Basic and diluted net loss per common share	$(1.57)	$(2.43)

11.	Issuance of Common Stock

In April 2015, the Company issued 1,875 shares of common stock to a third-party consultant in exchange for services rendered.

In July 2015, the Company issued 11,250 shares of common stock to two third-party consultants in exchange for services rendered.

In August 2015, the Company issued 6,750 shares of common stock to two third-party consultants in exchange for services rendered.

In August 2015, the Company issued 2,250 shares of common stock to employees.

In October 2015, the Company entered into a consulting agreement under which it agreed to issue 5,000 shares of common stock to a consultant for services. These shares have not been issued.

F-16

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

In November 2015, the Company entered into management consulting agreements under which it agreed to issue 4,500 shares of common stock to third-party consultants in exchange for services rendered. These shares were issued in February 2016.

In December 2015, the Company entered into management consulting agreements under which it agreed to issue 2,500 shares of common stock to third-party consultants in exchange for services rendered. These shares were issued effective February 18, 2016.

All shares were fully vested upon issuance.

12.	Stock-Based Compensation

On January 29, 2015, the Company adopted the 2015 Stock Incentive Plan (the Plan). The total number of shares available for the grant of either stock options or compensation stock under the Plan is 150,000 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 20 percent of the fair market value of the Company’s common stock on the date of grant. Stock options shall vest at the rate of at least 25 percent in the first year, starting 6-months after the grant date, and 75% in year two. At December 31, 2015, there were 60,000 options issued under the Plan outstanding.

The Company also issues, from time to time, options which are not registered under a formal option plan. At December 31, 2015, there were 50,000 options outstanding that were not issued under the Plan.

A summary of all stock option activity at and for the twelve months ended December 31, 2015 is presented below:

	# of Options		Weighted- Average Exercise Price
Outstanding at December 31, 2014	50,000	(1)	$8.00
Options granted	82,500	(2)	23.20
Options exercised	-		-
Options canceled	(22,500	)(2)	40.00
Outstanding at December 31, 2015	110,000		$12.80

Exercisable at December 31, 2015	52,604		$9.40

(1) Non-Plan options

(2) 60,000 options granted under 2015 Stock Incentive Plan; 22,500 non-plan options, which were subsequently canceled under an agreement with the holder.

The aggregate intrinsic value of options outstanding at December 31, 2015 was $0.

F-17

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

At December 31, 2015, there were 57,396 unvested options with an aggregate grant date fair value of $476,175. The unvested options will vest in accordance with the vesting schedule in each respective option agreement, which is generally over a period of 6 to 24 months. The aggregate intrinsic value of unvested options at December 31, 2015 was $0. During the twelve months ended December 31, 2015, 2,604 options became vested.

The Company uses the Black-Scholes valuation model to measure the grant-date fair value of stock options. The grant-date fair value of stock options issued to employees is recognized on a straight-line basis over the requisite service period. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. To determine the fair value of stock options using the Black-Scholes valuation model, the calculation takes into consideration the effect of the following:

•	Exercise price of the option

•	Fair value of the Company’s common stock on the date of grant

•	Expected term of the option

•	Expected volatility over the expected term of the option

•	Risk-free interest rate for the expected term of the option

The calculation includes several assumptions that require management’s judgment. The expected term of the options is calculated using the simplified method described in GAAP. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is derived from volatility calculated using historical closing prices of common shares of similar entities whose share prices are publicly available for the expected term of the options. The risk-free interest rate is based on the U.S. Treasury constant maturities in effect at the time of grant for the expected term of the options.

The following weighted-average assumptions were used in the Black-Scholes valuation model for options granted during the year ended December 31, 2015:

Risk-free interest rate	0.84%
Expected term (in years)	2.46
Dividend yield	-
Expected volatility	74%

The weighted-average grant-date fair value per share of stock options granted during the twelve months ended December 31, 2015 was $9.20. The aggregate grant date fair value of the 82,500 options granted during the twelve months ended December 31, 2015 was $763,550.

For the twelve months ended December 31, 2015, total stock option expense related to stock options was $140,370. At December 31, 2015, the total compensation cost related to stock options not yet recognized is approximately $395,169, which is expected to be recognized over a weighted-average period of approximately 1.60 years.

13.	Related Party Transactions

During the years ended December 31, 2015 and 2014, the Company’s chief executive officer paid expenses on behalf of the Company on his personal credit card. These related party advances do not bear interest and are payable on demand. At December 31, 2015 and 2014, the balance due to the chief executive officer was approximately $27,075 and $3,000, respectively, and is included in accounts payable on the accompanying consolidated balance sheets.

F-18

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

14.	Subsequent Events

On February 18, 2016, the Company issued 4,500 shares of common stock under consulting agreements entered into by the Company in November 2015.

Effective February 18, 2016, the Company issued 2,500 shares of common stock under consulting agreements entered into by the Company in December 2015.

On March 9, 2016, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Convertible Preferred Stock (the “Series A Preferred”).  Three thousand (3,000) shares of Series A Preferred with a stated value of $1,000 per share were authorized under the Series A Certificate of Designation. Each share of Series A Preferred has a stated value of $1,000, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $3.00 per share. The Series A Preferred accrue dividends at a rate of 8% per annum, cumulative. Dividends are payable quarterly in arrears at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefor. For ‘in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the per share market values during the twenty (20) trading days immediately preceding a dividend date. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or sale of the Company, each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to: (i) $1,000 multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation multiplied by (iii) 2.5. For all matters submitted to a vote of the Company’s stockholders, the holders of the Series A Preferred as a class shall have an aggregate number of votes equal to the product of (x) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Series A Certificate of Designation on such date of determination are convertible multiplied by (y) 2.5 (the “Total Series A Votes”), with each holder of Series A Preferred entitled to vote its pro rata portion of the Total Series A Votes. Holders of Common Stock do not have cumulative voting rights. In addition, the holders of Series A Preferred shall vote separately a class to change any of the rights, preferences and privileges of the Series A Preferred.

On April 1, 2016, the Company’s 5% convertible note with Crystal Falls Investments, LLC was further amended to extend the maturity date thereunder to May 31, 2016 and to provide for installment payments on the principal amount on such note as follows: $25,000 on April 5, 2016; $35,000 on April 29, 2016; $40,000 on May 16, 2016 and $50,000 on May 31, 2016. Failure to make the installment payments on the prescribed due dates will constitute an event of default under such note.

On April 4, 2016, the Company conducted an initial closing for 880 units (“Units”) to 12 accredited investors at a price of $1,000 per Unit for an aggregate purchase price of $880,000, of which (i) 407 Units were purchased for cash (ii) 423 Units were purchased by certain of its officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of outstanding indebtedness.. Each Unit consists of (i) 1 share of our Series A Convertible Preferred Stock convertible into shares of our common stock, $0.0001 par value per share at a rate of $3.00 per share, and (ii) one Warrant, exercisable for 3-years, to purchase three hundred thirty three (333) shares of Common Stock at an exercise price of $3.60 per whole share.  The Company received gross proceeds of $407,000 from the sale of the 407 Units for cash. We used $28,560 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.   In addition, approximately $25,000 was used to repay outstanding indebtedness under 5% promissory notes.  The remaining proceeds will be used for working capital and general corporate purposes and to fund growth opportunities. In addition, we issued 5-year warrants to purchase 3,570 shares of common stock with an exercise price of $3.00 to broker-dealers in connection with the initial closing of this private placement. Steven Earles, the Company’s president and chief executive officer, purchased 185 Units in the Offering in consideration of $185,000 in accrued and unpaid salary. Steven Shum the Company’s chief financial officer purchased 97 Units in the Offering in consideration of $97,000 in accrued and unpaid salary. Martin Kunkel the Company’s chief marketing officer and secretary purchased 58 Units in the Offering in consideration of $58,000 in accrued and unpaid salary. Carrie Earles the Company’s chief branding officer and wife of Steven Earles purchased 83 Units in the Offering in consideration of $83,000 in accrued and unpaid salary.

15.	Reverse Stock Split

All shares related and per share information in these financial statements has been adjusted to give effect to the 20-for-1 reverse stock split of the Company’s common stock effected on October 18, 2016.

F-19

Eastside Distilling, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

September 30, 2016 and December 31, 2015

	September 30, 2016 (unaudited)	December 31, 2015
Assets
Current assets:
Cash	$400,178	$141,317
Trade receivables	383,004	142,206
Inventories	881,652	683,824
Prepaid expenses	70,379	163,506
Total current assets	1,735,213	1,130,853
Property and equipment - net	102,378	112,005
Other assets	48,000	49,000
Total Assets	$1,885,591	$1,291,858

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$805,161	$1,300,532
Accrued liabilities	818,164	563,814
Deferred revenue	3,194	727
Current portion of notes payable	4,424	4,098
Related party note payable	12,500	12,500
Convertible notes payable - net of debt discounts	-	455,958
Total current liabilities	1,643,443	2,337,629
Notes payable - less current portion and debt discount	929,537	17,842
Total liabilities	2,572,980	2,355,471

Commitments and contingencies (Note 9)

Stockholders' deficit:

Series A convertible preferred stock, $0.0001 par value; 100,000,000 shares authorized; 972 and 0 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively (liquidation value of $2,430,000 at September 30, 2016)	756,835	-

Common stock, $0.0001 par value; 45,000,000 shares authorized; 4,766,659 and 2,309,750 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	477	231
Additional paid-in capital	9,915,038	6,497,907
Accumulated deficit	(11,359,739)	(7,561,751)
Total stockholders' deficit	(687,389)	(1,063,613)
Total Liabilities and Stockholders' Deficit	$1,885,591	$1,291,858

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

Eastside Distilling, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the nine months ended September 30, 2016 and 2015

(unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Sales	$2,045,568	$1,344,881
Less excise taxes	469,936	363,316
Net sales	1,575,632	981,565
Cost of sales	895,239	518,356
Gross profit	680,393	463,209
Selling, general and administrative expenses	3,948,010	3,431,143
Loss from operations	(3,267,617)	(2,967,934)
–Interest expense	(492,350)	(15,635)
Other (expense) income - net	(662)	51,879
Loss before income taxes	(3,760,629)	(2,931,690)
Provision for income taxes	-	-
Net loss	(3,760,629)	(2,931,690)

Dividends on convertible preferred stock	(37,359)	-

Net loss available to common shareholders	$(3,797,988)	$(2,931,690)

Basic and diluted net loss per common share	$(1.14)	$(1.28)

Basic and diluted weighted average common shares outstanding	3,320,494	2,281,548

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-21

Eastside Distilling, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2016 and 2015

(unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(3,760,629)	$(2,931,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,579	13,927
Amortization of debt issuance costs	146,138	-
Amortization of beneficial conversion feature	228,549	-
Issuance of common stock in exchange for services	218,970	715,871
Stock-based compensation	208,977	124,250
Gain on spin-off of subsidiary	-	(52,890)
Changes in operating assets and liabilities:
Trade receivables	(240,798)	74,103
Inventories	(197,828)	(436,565)
Prepaid expenses and other assets	94,127	89,704
Accounts payable	(476,158)	821,457
Accrued liabilities	633,011	338,770
Deferred revenue	2,467	1,139
Net cash used in operating activities	(3,126,595)	(1,241,924)
Cash Flows From Investing Activities
Purchases of property and equipment	(6,952)	(42,856)
Net cash used in investing activities	(6,952)	(42,856)
Cash Flows From Financing Activities
Proceeds from preferred stock, net of issuance costs of $35,920, with warrants	463,080	-
Proceeds from common stock with detachable warrants	2,000,000	-
Payments on convertible notes payable	(505,672)	(3,632)
Proceeds from notes payable with warrants issued	1,250,000	-
Proceeds from convertible notes payable, net of issuance costs	185,000	291,500
Net cash provided by (used in) financing activities	3,392,408	287,868
Net increase (decrease) in cash	258,861	(996,912)
Cash - beginning of period	141,317	1,082,290
Cash - end of period	$400,178	$85,378

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$294,240	$4,593
Cash paid during the period for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Financing Activity
Stock issued for payment of trade debt	$19,213	$-
Series A preferred issued in exchange of compensation	$423,000	$-
Series A preferred issued in exchange of debt	$50,000	$-
Common stock issued in exchange of notes payable	$196,330	$-
Common stock issued in exchange for dividend	$17,759	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-22

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

1.	Description of Business and Liquidity

Eastside Distilling, Inc. (the “Company” or “Eastside”) was formed in 2008 and is a manufacturer, developer, producer, and marketer of hand-crafted spirits in the following beverage alcohol categories: bourbon, whiskey, rum, and vodka. The Company currently distributes its products in 22 states (California, New York, Florida, Texas, Illinois, Connecticut, Georgia, Idaho, Indiana, Maine, Maryland, Massachusetts, Minnesota, New Hampshire, Nevada, New Jersey, Oregon, Pennsylvania, Rhode Island, Vermont, Virginia, and Washington) and is authorized to distribute its products in the province of Ontario, Canada. The Company also generates revenue from tastings, tasting room tours, private parties, and merchandise sales from its facilities in Oregon. The Company is subject to the Oregon Liquor Control Commission (OLCC) and the Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company is headquartered in Portland, Oregon.

The results for the three and nine months ended September 30, 2016 referred to in these condensed consolidated financial statements include the results of Eastside’s wholly-owned subsidiary Michael Williams Web Design Inc. of New York, NY (“MWWD”) (through February 3, 2015).

2.	Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred a loss of $3,797,988 and have an accumulated deficit of $11,359,739 for the nine months ended September 30, 2016, and expect to incur further losses in the development of our business. We have been dependent on funding operations through the issuance of debt, convertible debt and private sale of equity securities. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans include continuing to finance operations through the private or public placement of debt and/or equity securities and the reduction of expenses. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

During the nine months ended September 30, 2016, the Company completed equity and debt financings totaling approximately $3.9 million in net cash proceeds. Management believes that its successful efforts to raise capital and increases in revenues will provide the opportunity for the Company to continue as a going concern. The Company’s ultimate success depends on its ability to achieve profitable operations and generate positive cash flow from operations. There can be no assurance that the Company will achieve profitable operations or raise additional capital or financing at acceptable terms.

3.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements for Eastside Distilling, Inc. and Subsidiary were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with GAAP. However, all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim condensed consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The unaudited condensed consolidated results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2016. The condensed consolidated financial statements include the accounts of Eastside Distilling, Inc.’s wholly-owned subsidiary MWWD (through February 3, 2015). All intercompany balances and transactions have been eliminated in consolidation.

F-23

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

Segment Reporting

The Company determined its operating segment on the same basis that it uses to evaluate its performance internally. The Company has one business activity, marketing and distributing hand-crafted spirits, and operates as one segment. The Company’s chief operating decision makers, its chief executive officer and chief financial officer, review the Company’s operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through the Company’s retail locations are recognized at the time of sale.

Revenue received from online merchants who sell discounted gift certificates for the Company’s merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Cost of Sales

Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by contract production fees and packaging.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from the Company’s distribution facilities to customers are recorded in cost of sales.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid investments with maturities of three months or less at the time of the purchase. The Company had no cash equivalents at September 30, 2016 and December 31, 2015.

F-24

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. At September 30, 2016 and 2015, two distributors accounted for trade receivables greater than 10% of the total trade receivables at an aggregate of 77% and 85%, respectively. For the nine months ended September 30, 2016, sales to three distributors exceeded 10% of the total consolidated revenues at an aggregate of 57%. For the nine months ended September 30, 2015, sales to one distributor exceeded 10% of the total consolidated revenues at 35%.

Fair Value Measurements

GAAP defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. GAAP permits an entity to choose to measure many financial instruments and certain other items at fair value and contains financial statement presentation and disclosure requirements for assets and liabilities for which the fair value option is elected. At September 30, 2016 and December 31, 2015, management has not elected to report any of the Company’s assets or liabilities at fair value under the “fair value option” provided by GAAP.

The hierarchy of fair value valuation techniques under GAAP provides for three levels: Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing assets and liabilities under GAAP’s fair value measurement requirements are as follows:

Level 1:	Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect management’s own assumptions regarding the applicable asset or liability.

None of the Company’s assets or liabilities were measured at fair value at September 30, 2016 and December 31, 2015. However, GAAP requires the disclosure of fair value information about financial instruments that are not measured at fair value. Financial instruments consist principally of trade receivables, accounts payable, accrued liabilities, note payable, and convertible note payable. The estimated fair value of trade receivables, accounts payable, and accrued liabilities approximates their carrying value due to the short period of time to their maturities. At September 30, 2016 and December 31, 2015, the Company’s note payable and convertible notes payable are at fixed rates and their carrying value approximates fair value.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. The Company has recorded no write-downs of inventory for the nine months ended September 30, 2016 and 2015.

F-25

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred.

Long-lived Assets

The Company accounts for long-lived assets, including property and equipment, at amortized cost. Management reviews long-lived assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

Income Taxes

The provision for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015, the Company established valuation allowances against its net deferred tax assets.

Income tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of income tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with income tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized income tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized income tax benefits would be classified as additional income taxes in the accompanying condensed consolidated statements of operations. There were no unrecognized income tax benefits, nor any interest and penalties associated with unrecognized income tax benefits, accrued or expensed at and for the nine months ended September 30, 2016 and 2015.

The Company files federal income tax returns in the U.S. and various state income tax returns. The Company is no longer subject to examinations by the related tax authorities for the Company’s U.S. federal and state income tax returns for years prior to 2012 and 2011, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $170,000 and $240,000 for the nine months ended September 30, 2016 and 2015, respectively, and is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

F-26

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

Comprehensive Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive income. The Company does not have any reconciling other comprehensive income items for the nine months ended September 30, 2016 and 2015.

Excise Taxes

The Company is responsible for compliance with the TTB regulations, which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws.

Stock-Based Compensation

The Company recognizes as compensation expense all stock-based awards issued to employees. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments at the end of each reporting period and as the underlying stock-based awards vest.

Accounts Receivable Factoring Program

During 2016, we utilized a receivable factoring program to help improve our liquidity. Under the program, we have the option to sell customer receivables in advance of payment for 75% of the amount due. When the customer remits payment, we then receive the remaining 25%. We are charged interest on the advanced 75% payment at a rate of 2.15% per month. During the nine months ended September 30, 2016, we factored invoices totaling $560,172 and received total proceeds of $420,129. At September 30, 2016, we had $184,875 in open factored invoices. We incurred interest expense associated with the factoring program of $21,500 during the nine month period ended September 30, 2016. Comparatively, during the nine months ended September 30, 2015, we factored invoices totaling $94,293 and received total proceeds of $70,720. At September 30, 2015, we had $27,560 in open factored invoices. We incurred interest expense associated with the factoring program of $1,085 during the nine months ended September 30, 2015.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company does not plan to early adopt. We are currently evaluating the impact ASU 2015-11 will have on the Company’s condensed consolidated financial statements.

In February 2016, the FASB issued AUS No. 2016-02 —Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

-	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

F-27

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

-	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. We are currently evaluating the impact ASU 2016-02 will have on the Company’s condensed consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The guidance is effective for annual and interim reporting periods beginning after December 15, 2017, with early adoption permitted for annual and interim reporting periods beginning after December 15, 2016. The Company does not plan to early adopt. We are currently evaluating the impact ASU 2014-09 will have on the Company’s condensed consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (“ASU 2014-15”). The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Though permitted, the Company does not plan to early adopt. The Company does not believe that this standard will have a significant impact on its condensed consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, simplifying the Measurement of Inventory (“ASU 2015-11”), which requires entities to measure most inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for annual and interim periods beginning after December 15, 2016. Though permitted, the Company does not plan to early adopt. We are currently evaluating the impact ASU 2015-11 will have on the Company’s condensed consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted as of December 31, 2015.

Reclassifications

Certain prior period amounts have been reclassified to conform to the September 30, 2016 presentation with no changes to net loss or total stockholders’ deficit) previously reported.

F-28

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

4.	Inventories

Inventories consisted of the following at September 30, 2016 and December 31, 2015:

	2016	2015
Raw materials	$589,921	$415,953
Finished goods	291,358	248,713
Other	373	19,158
Total	$881,652	$683,824

5.	Property and Equipment

Property and equipment consisted of the following at September 30, 2016 and December 31, 2015:

	2016	2015
Furniture and fixtures	$67,890	$64,288
Leasehold improvements	8,607	8,607
Vehicles	38,831	38,831
Construction In-progress	34,603	31,253
Total cost	149,931	142,979
Less accumulated depreciation and amortization	(47,553)	(30,974)
Property and equipment - net	$102,378	$112,005

Depreciation and amortization expense totaled $16,579 and $13,927 for the nine months ended September 30, 2016 and 2015, respectively.

6.	Notes Payable

Notes payable consisted of the following at September 30, 2016 and December 31, 2015:

	2016	2015
Note payable bearing interest at 7.99%. The note is payable in monthly principal plus interest payments of $472 through December, 2020. The note is secured by a vehicle.	$18,007	$21,940

Notes payable bearing interest at 8%. The notes have a 2-year maturity and are due at various dates between June 30, 2018 – September 19, 2018, and pay interest only on a monthly basis	1,250,000	-
Total notes payable	1,268,007	21,940
Less current portion	(4,424)	(4,098)
Less debt discount for detachable warrant	(334,046)	-
Long-term portion of notes payable	$929,537	$17,842

Maturities on notes payable as of September 30, 2016, are as follows:

Year ending December 31:

2016	$1,364
2017	5,737
2018	1,256,217
2019	4,689
2020	-
Thereafter	-
$1,268,007

F-29

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

7.	Convertible Notes Payable

There were no convertible notes payable outstanding at September 30, 2016. At December 31, 2015, convertible notes payable consisted of three separate notes:

	September 30, 2016	December 31, 2015
Convertible note bearing interest at 5% per annum in the principal amount of $150,000. The original maturity date of June 13, 2015 was extended to April 1, 2016 during the period ended December 31, 2015 and was further extended to July 1, 2016. The note was convertible into shares of the Company’s common stock at a fixed conversion price of $8.00 per share. On July 1, 2016, the Company paid the outstanding amount under this Note, including interest in full.	$-	$150,000

Secured Convertible promissory note, bearing interest at 14% per annum in the principal amount of $275,000 (the “Note”), payable in six installments (“Amortization Payments”) as set forth in an Amortization Schedule beginning the 30th day after issuance and each 30-days thereafter. The Note is convertible at a price per share equal to the lesser of (i) the Fixed Conversion Price (currently $3.00) or (ii) 65% of the lowest trading price of the Company’s common stock during the 5 trading days prior to conversion. The note was issued with an original issue discount, which is amortized over the life of the loan. The Note is secured by all of the Company’s assets pursuant to the terms and conditions of an Amended and Restated Pledge and Security Agreement.(1)	-	272,708

Convertible note bearing interest at 0% per annum. The note was converted into Company’s preferred equity financing on April 4, 2016.	-	50,000
Totals	-	472,708

Less: discount on convertible debt	-	16,750

Current convertible notes payable – net of debt discounts	$-	$455,958

(1)	On April 14, 2016, this note (the “Initial Note”) was transferred to MR Group I, LLC (“Investor”). In addition, on April 14, 2016, the Company issued and sold to Investor a convertible promissory note dated April 18, 2016, bearing interest at 14% per annum in the principal amount of $300,000 (the “Additional Note”, together with the Initial Note, the “Notes”). The Additional Note had a maturity date of January 18, 2017 and an original issue discount of $100,000. On May 13, 2016, the Company entered into Exchange Agreement (the “Exchange Agreement”) with the Investor pursuant to which the Company (i) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $219,200 with an August 31, 2016 maturity date (the “Note”) in exchange for a previously issued 14% secured convertible promissory note dated September 10, 2015 in the original principal amount of $275,000 (with current outstanding principal and interest of $197,208 and $21,992, respectively) with a May 10, 2016 maturity date held by Investor and (ii) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $302,647 with an April 30, 2017 maturity date (the “Second Note”, together with the Note, the “Exchange Notes”) in exchange for a previously issued 14% secured convertible promissory note dated April 18, 2016 in the original principal amount of $300,000 (with current outstanding principal and interest of $300,000 and $2,647, respectively) with a May 10, 2016 maturity date held by Investor. During the June period, $196,330 of the note was converted into common shares. On June 6, 2016, the Company paid the remaining outstanding amount under this Note ($100,000) in full, and on June 28, 2016, the Company paid the outstanding amount under the Second Note ($306,378) in full.

Amortization of the debt discount and beneficial conversion feature of the convertible notes totaled $14,388 and $359,688 for the three and nine months ended September 30, 2016 respectively and $0 for the three and nine months ended September 30, 2015 respectively and was recorded as other expense in the consolidated statement of operations.

F-30

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

8	Income Taxes

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the nine months ended September 30, 2016 and 2015 were as follows:

	2016	2015
Expected federal income tax benefit	$(1,278,614)	$(996,775)
Expected State income tax benefits	(248,201)	(193,492)
Change in valuation allowance	1,526,815	1,190,266
Total provision for income taxes	$-	$-

The components of the net deferred tax assets and liabilities at September 30, 2016 and December 31, 2015 consisted of the following:

	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$3,040,866	1,582,317
Stock-based compensation	145,895	61,050
Total deferred tax assets	3,186,761	1,643,367

Deferred tax liabilities:
Depreciation and amortization	(78,467)	(61,888)
Total deferred tax liabilities	(78,467)	(61,888)
Valuation allowance	(3,108,294)	(1,581,479)
Net deferred tax assets	$-	-

At September 30, 2016, the Company had a cumulative net operating loss carryforward (NOL) of approximately $7.5 million, to offset against future income for federal and state tax purposes. These federal and state NOLs can be carried forward for 20 and 15 years, respectively. The federal NOLs begin to expire in 2034, and the state NOLs begin to expire in 2029. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the realizability of the deferred tax assets, management has determined a full valuation allowance is appropriate.

F-31

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

9.	Commitments and Contingencies

Operating Leases

The Company leases its warehouse, kiosks, and tasting room space under operating lease agreements, which expire through October 2020. Monthly lease payments range from $1,300 to $24,000 over the terms of the leases. For operating leases which contain fixed escalations in rental payments, the Company records the total rent expense on a straight-line basis over the lease term. The difference between the expense computed on a straight-line basis and actual payments for rent represents deferred rent which is included within accrued liabilities on the accompanying consolidated balance sheets. Retail spaces under lease are subject to monthly percentage rent adjustments when gross sales exceed certain minimums.

At September 30, 2016, future minimum lease payments required under the operating leases were approximately as follows:

Remainder of 2016	$80,000
2017	297,000
2018	272,000
2019	278,000
2020	240,000
Total	$1,167,000

Total rent expense was approximately $304,000 and $290,000 for the nine months ended September 30, 2016 and 2015, respectively.

Legal Matters

The Company is involved in certain legal matters arising from the ordinary course of business. Management does not believe that the outcome of these matters will have a significant effect on the Company’s consolidated financial position or results of operations.

10.	Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted net loss per common share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the potential number of any dilutive common shares outstanding during the period. Potentially dilutive securities consist of the incremental common stock issuable upon exercise of stock options and convertible notes. Potentially dilutive securities are excluded from the computation if their effective is anti-dilutive. There were no dilutive common shares outstanding at September 30, 2016 and 2015. The numerators and denominators used in computing basic and diluted net loss per common share in 2016 and 2015 were as follows:

	Nine months ended September 30,
	2016	2015
Net loss (numerator)	$(3,797,988)	$(2,931,690)
Weighted average shares (denominator)	3,320,494	2,281,548
Basic and diluted net loss per common share	$(1.14)	$(1.28)

F-32

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

11.	Stockholder’s Deficit

	Convertible Series A						Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2015	-	$-	2,309,750	$231	$6,497,907	$(7,561,751)	$(1,063,613)
Issuance of common stock with detachable warrants	-	-	2,000,000	$200	1,999,800	-	$2,000,000
Issuance of common stock for services rendered	-	-	81,434	$8	218,962	-	$218,970
Issuance of Series A convertible Preferred stock, net of issuance cost of $35,920 with detachable warrants	972	756,835	-	$-	179,145	-	$935,980
Stock-based compensation	-	-	10,050	$1	208,976	-	$208,977
Issuance of common stock for note payable	-	-	343,873	$34	196,296	-	$196,330
Issuance of detachable warrants on notes payable	-	-	-	$-	348,434	-	$348,434
Issuance of common stock for Series A preferred dividend	-	-	12,802	$1	17,758	(17,759)	$0
Issuance of cash for Series A preferred dividend	-	-	-	$-	-	(19,600)	$(19,600)
Beneficial conversion feature of convertible debt	-	-	-	$-	228,550	-	$228,550
Shares Issued for payoff of trade debt	-	-	8,750	$1	19,211	-	$19,212
Net loss	-	-	-	-	-	(3,760,629)	$(3,760,629)

Balance, September 30, 2016	972	$756,835	4,766,659	$477	$9,915,039	$(11,359,739)	$(687,389)

Issuance of Common Stock

In January 2016, the Company issued 10,050 shares of common stock to employees for stock-based compensation of $54,270. Additionally, the Company had $154,707 of stock-based compensation expense related to stock options granted to employees and vested during the nine months ended September 30, 2016.

From April 20, 2016 to June 3, 2016, the Company issued 343,873 shares of its common stock upon conversion of a 14% convertible promissory note. The aggregate principal amount of this note that was converted was $196,330.

From June 4, 2016 to June 22, 2016, the Company issued 2,000,000 shares of its common stock for $2,000,000, including 2,000,000 warrants for common stock.

In the nine months ended September 30, 2016, the Company issued 81,434 shares of common stock to six third-party consultants in exchange for services rendered totaling $218,970.

On July 7, 2016, the Company issued 12,802 shares of its common stock in consideration of $17,759 in accrued and unpaid dividends due at June 30, 2016 for its outstanding Series A Preferred.

All shares were fully vested upon issuance.

F-33

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

Issuance of Convertible Preferred Stock

From April 4, 2016 to June 17, 2016, the Company sold 972 shares of its series A convertible preferred stock (“Series A Preferred”) for an aggregate purchase price of $972,000, of which (i) 499 Units were purchased for $499,000 in cash (ii) 423 Units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of $50,000 of outstanding indebtedness net of issuance costs of $35,920.

Each share of Series A Convertible Preferred has a stated value of $1,000, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $1.50 per share. The Series A Convertible Preferred accrue dividends at a rate of 8% per annum, cumulative. Dividends are payable quarterly in arrears at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefore. For ‘in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the per share market values during the twenty (20) trading days immediately preceding a dividend date.

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or sale of the Company, each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to: (i) $1,000 multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation multiplied by (iii) 2.5.

For all matters submitted to a vote of the Company’s stockholders, the holders of the Series A Preferred as a class shall have an aggregate number of votes equal to the product of (x) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Series A Certificate of Designation on such date of determination are convertible multiplied by (y) 2.5 (the “Total Series A Votes”), with each holder of Series A Preferred entitled to vote its pro rata portion of the Total Series A Votes. Holders of Common Stock do not have cumulative voting rights. In addition, the holders of Series A Preferred shall vote separately a class to change any of the rights, preferences and privileges of the Series A Preferred.

		Shares			Number of shares
	Shares	Issued and	Net	Conversion	of common stock	Liquidation	Liquidation
	Authorized	Outstanding	Proceeds	Price/Share	Equivalents	Preference	Value/Share

Series A	3,000	972	$935,980	$1.50	648,000	$2,430,000	$2,500

Beneficial conversion feature

The Company evaluated the convertible note and determined that a portion of the note should be allocated to additional paid-in capital as a beneficial conversion feature, since the conversion price on the note as of March 10, 2016 was set at a discount to the fair market value of the underlying stock. As a result, a discount of $228,550 was attributed to the beneficial conversion feature of the note, which amount was then amortized fully during the six months ended June 30, 2016.

Stock-Based Compensation

On January 29, 2015, the Company adopted the 2015 Stock Incentive Plan (the 2015 Plan). The total number of shares available for the grant of either stock options or compensation stock under the 2015 Plan is 150,000 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 20 percent of the fair market value of the Company’s common stock on the date of grant. At September 30, 2016, there were 53,750 options issued under the Plan outstanding, which options vest at the rate of at least 25 percent in the first year, starting 6-months after the grant date, and 75% in year two.

F-34

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

On September 8, 2016, the Company adopted the 2016 Equity Incentive Plan (the 2016 Plan). The total number of shares available for the grant of either stock options or compensation stock under the Plan is 500,000 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 100 percent of the fair market value of the Company’s common stock on the date of grant. At September 30, 2016, there were 105,000 options issued under the Plan outstanding, which options vest in a series of twelve (12) successive equal quarterly installments measured from the grant date.

The Company also issues, from time to time, options which are not registered under a formal option plan. At September 30, 2016, there were 50,000 options outstanding that were not issued under the 2015 Plan.

A summary of all stock option activity at and for the nine months ended September 30, 2016 is presented below:

	# of Options		Weighted- Average Exercise Price
Outstanding at December 31, 2015	110,000	(1)	$12.80
Options granted	105,000		1.60
Options exercised	-		-
Options canceled	(6,250)		35.00
Outstanding at September 30, 2016	208,750		$6.60

Exercisable at September 30, 2016	68,281		$11.40

(1) 60,000 options granted under 2015 Stock Incentive Plan (of which 6,250 options were cancelled in the nine months ended September 30, 2016); 50,000 non-plan options were granted.

The aggregate intrinsic value of options outstanding at September 30, 2016 was $42,000.

At September 30, 2016, there were 140,469 unvested options with an aggregate grant date fair value of $328,275. The unvested options will vest in accordance with the vesting schedule in each respective option agreement, which is generally over a period of 6 to 36 months. The aggregate intrinsic value of unvested options at September 30, 2016 was $42,000. During the nine months ended September 30, 2016, 15,677 options became vested.

The Company uses the Black-Scholes valuation model to measure the grant-date fair value of stock options. The grant-date fair value of stock options issued to employees is recognized on a straight-line basis over the requisite service period. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. To determine the fair value of stock options using the Black-Scholes valuation model, the calculation takes into consideration the effect of the following:

•	Exercise price of the option

•	Fair value of the Company’s common stock on the date of grant

•	Expected term of the option

•	Expected volatility over the expected term of the option

•	Risk-free interest rate for the expected term of the option

F-35

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

The calculation includes several assumptions that require management’s judgment. The expected term of the options is calculated using the simplified method described in GAAP. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is derived from volatility calculated using historical closing prices of common shares of similar entities whose share prices are publicly available for the expected term of the options. The risk-free interest rate is based on the U.S. Treasury constant maturities in effect at the time of grant for the expected term of the options.

The following weighted-average assumptions were used in the Black-Scholes valuation model for options granted during the nine months ended September 30, 2016:

Risk-free interest rate	0.92%
Expected term (in years)	6.25
Dividend yield	-
Expected volatility	75%

The following weighted-average assumptions were used in the Black-Scholes valuation model for options granted during the year ended December 31, 2015:

Risk-free interest rate	0.84%
Expected term (in years)	2.46
Dividend yield	-
Expected volatility	74%

The weighted-average grant-date fair value per share of stock options granted during the nine months ended September 30, 2016 was $1.06. The weighted-average grant-date fair value per share of stock options granted during the nine months ended September 30, 2015 was $14.20.

For the nine months ended September 30, 2016 and 2015, total stock option expense related to stock options was $154,707 and $124,250 respectively. At September 30, 2016, the total compensation cost related to stock options not yet recognized was approximately $194,263, which is expected to be recognized over a weighted-average period of approximately 2.46 years.

Warrants

During the three months ended September 30, 2016, the Company issued detachable warrants in connection to notes payable to purchase 525,000 shares of common stock. The Company has determined the Warrants are classified as equity on the condensed consolidated balance sheet as of September 30, 2016. No warrants were exercised during the quarter ended September 30, 2016. The estimated fair value of the warrants after relative fair value allocation at issuance was $282,662, based on the Black-Scholes option-pricing model using the weighted-average assumptions below:

Volatility	75%
Risk-free interest rate	0.89%
Expected term (in years)	3.0
Expected dividend yield	-
Fair value of common stock per share	$0.54

F-36

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

A summary of activity in warrants is as follows:

	Warrants	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at December 31, 2015	—	—	$—	$—

Nine months ended September 30, 2016:
Granted	3,281,915	2.74 years	$2.00	$0
Exercised	-
Forfeited and cancelled	-	-	-	-

Outstanding at September 30, 2016	3,281,915	2.74 years	$2.00	$0

12.	Related Party Transactions

During the nine months ended September 30, 2016 and 2015, the Company’s chief executive officer paid expenses on behalf of the Company on his personal credit card. These related party advances do not bear interest and are payable on demand. At September 30, 2016 and December 31, 2015, the balance due to the chief executive officer was approximately $7,720 and $27,075, respectively, and is included in accrued liabilities on the accompanying condensed consolidated balance sheets. The Company also has a note payable due its chief executive officer in the amount of $12,500 at September 30, 2016.

During the nine months ended September 30, 2016, the following officers purchased an aggregate of 423 Units, with each Units consisting of 1 share of our Series A Preferred and a 3-year warrant to purchase 667 shares of the Company’s common stock at an exercise price of $2.00 per share: (i) the Company’s president and chief executive officer, purchased 185 Units in consideration of $185,000 in accrued and unpaid salary; (ii) the Company’s chief financial officer purchased 97 Units in consideration of $97,000 in accrued and unpaid salary; (iii) the Company’s chief marketing officer and secretary purchased 58 Units in consideration of $58,000 in accrued and unpaid salary and (iv) the Company’s chief branding officer and wife of the Company’s chief executive officer purchased 83 Units in consideration of $83,000 in accrued and unpaid salary.

F-37

Eastside Distilling, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2016

(unaudited)

13.	Subsequent Events

From October 1, 2016 to November 14, 2016, the Company issued $300,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $300,000. The notes have 2-year maturity dates and bear interest at the rate of eight percent (8%) per annum. The notes were issued with warrants to purchase up to 150,000 shares of our common stock at an exercise price of $2.00 per share.

On October 13, 2016, the board approved a non-qualified option grant totaling 35,000 shares with an exercise price of $1.80 to each of the independent directors, Messrs. Wickersham, Davis, Fleming, and Hirson.

On October 10, 2016, the board of directors approved a 20 to 1 reverse split of the Company’s outstanding common stock from 95,333,180 shares to 4,766,659 shares, and a proportional decrease in the Company’s authorized common stock from 900 million shares to 45 million shares. The record date for the reverse split was October 17, 2016 and the effective date for the reverse split was October 18, 2016. All of the share and per share amounts in these consolidated financial statements and footnotes have been adjusted to reflect the 20 to 1 reverse stock split.

Effective November 4, 2016, the Company entered into an Agreement with Steven Earles, the Company’s President and Chief Executive Officer, pursuant to which Mr. Earles agreed to convert 185 shares of the Company’s Series A Convertible Preferred Stock into 123,333 shares of the Company’s Common Stock and to cancel his warrant to purchase 123,321 shares of the Company’s Common Stock.

Effective November 4, 2016, the Company entered into an Agreement with Steven Shum, the Company’s Chief Financial Officer, pursuant to which Mr. Shum agreed to convert 97 shares of the Company’s Series A Convertible Preferred Stock into 64,667 shares of the Company’s Common Stock and to cancel his warrant to purchase 64,660 shares of the Company’s Common Stock.

Effective November 4, 2016, the Company entered into a Second Amendment to Employment Agreement (the “Earles Amendment”) with Steven Earles, the Company’s President and Chief Executive Officer. Under the Earles Amendment, Mr. Earles’s base salary was decreased to $120,000 per annum. In addition, Mr. Earles agreed to waive prior accrued and unpaid salary totaling $182,027. He was also granted a restricted stock unit of shares of Common Stock pursuant to the Company’s 2016 Equity Incentive Plan, equal to the quotient obtained by dividing $30,000 by the closing price of the Common Stock on the effective date of the Earles Amendment, which the Company deemed to be the fair market value of such shares as of the date of the Earles Amendment. The shares of Common Stock subject to the restricted stock unit shall vest in four equal amounts on each of November 4, 2016, January 1, 2017, April 1, 2017 and July 1, 2017. The Company also agreed to indemnify Mr. Earles to the fullest extent allowed by the Company’s Articles of Incorporation, as amended (the “Articles”), the Company’s Amended and Restated Bylaws (the “Bylaws”), and applicable law, and notwithstanding Section 7.14 of the Company’s Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Earles Amendment shall apply to acts and actions occurring since October 31, 2014.

Effective November 4, 2016, the Company entered into a First Amendment to Employment Agreement (the “Shum Amendment”) with Steven Shum, the Company’s Chief Financial Officer. Under the Shum Amendment, Mr. Shum’s base salary was decreased to $135,000 per annum. In addition, Mr. Shum is entitled to quarterly bonuses based on individual and Company performance at the discretion of the Company’s board of directors as well as quarterly bonuses based on the achievement by the Company of certain quarterly EBITDA targets. The Company agreed to pay Mr. Shum $4,250 for accrued and unpaid salary, which shall be paid on the earlier of a qualified equity financing by the Company or six months from the effective date of the Shum Amendment. The Company also agreed to indemnify Mr. Shum to the fullest extent allowed by the Articles, the Bylaws, and applicable law, and notwithstanding Section 7.14 of the Company’s Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Shum Amendment shall apply to acts and actions occurring since October 31, 2014.

On November 8, 2016, S. Jay Harkins resigned as a director of the Company and as Executive Vice President of Sales of the Company. There are no disagreements as contemplated by Item 5.02(a) of Form 8-K.

F-38

Through and including              , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Eastside Distilling, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Roth Capital Partners

          , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Eastside Distilling, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Nevada law provides for discretionary indemnification for each person who serves as one of our directors or officers. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our officers or directors. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by the Registrant within the past three years that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:

On December 30, 2016, the Registrant closed a private placement in which it issued an aggregate of 800,000 units at a per unit price of $1.30, each unit consisting of one share of the Registrant’s common stock, par value $0.0001 and a three-year warrant to acquire one share of the Registrant’s common stock at an exercise price of $2.50 per share. The units were sold to 30 accredited investors for aggregate gross cash proceeds of $1,040,000 pursuant to separate subscription agreements entered into with each investor. The units were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act, which exempt transactions by an issuer not involving any public offering. The investors are “accredited investors” as such term is defined in Regulation D. The securities are non-transferable in the absence of an effective registration statement under the Act or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Effective December 30, 2016, the Registrant issued 886,538 shares of its common stock to 10 accredited investors upon exercise of outstanding warrants in exchange for principal reduction in the Registrant’s outstanding promissory notes issued to investors between June 2016 and October 2016. The warrant exercise resulted in a reduction in the principal amount of promissory notes of $1,152,498.90. The warrants’ original exercise price of $2.00 per share had been temporarily reduced to $1.30 per share through December 31, 2016 to induce holders to exercise their outstanding warrants. The securities are non-transferable in the absence of an effective registration statement under the Act or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Effective December 30, 2016, the Registrant issued 428,846 shares of its common stock to five accredited investors upon exercise of outstanding warrants, raising $557,499.70 in cash proceeds. The warrants’ original exercise price of $2.00 per share had been temporarily reduced to $1.30 per share through December 31, 2016 to induce holders to exercise their outstanding warrants. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act. The securities are non-transferable in the absence of an effective registration statement under the Securities Act or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

On September 19, 2016, the Registrant issued $900,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $900,000. The notes have a September 19, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 450,000 shares of our common stock at an exercise price of $2.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a subscriber multiplied by ten (10). The warrants will be exercisable for three (3) years after the closing date. The issuance and sale of the promissory notes, the warrants, and the warrant shares will not be registered under the Securities Act of 1933 and are being offered in reliance on the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D thereunder.

On July 19, 2016, the Registrant issued 5-year warrants to purchase 8,980 shares of our common stock to certain placement agents in consideration of services rendered in connection with our prior private placement offering of series A preferred stock and warrants. The Registrant did not receive any proceeds from these issuances. The issuances were exempt pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On July 7, 2016, the Registrant issued 12,802 shares of its common stock in consideration of $17,760 in accrued and unpaid dividends due at June 30, 2016 for our outstanding Series A Preferred Stock. The Registrant did not receive any proceeds from these issuances. The issuances were exempt pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended.

Since July 1, 2016, the Registrant has issued 54,685 shares of our common stock, net, to consultants in consideration of services rendered. The Registrant did not receive any proceeds from these issuances. The issuances were exempt pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended.

From June 30, 2016 to July 7, 2016, the Registrant issued $350,000 of principal amount of 8% promissory notes and warrants to purchase shares of its common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $350,000. The notes have a June 30, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 175,000 shares of our common stock at an exercise price of $2.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a Subscriber multiplied by ten (10). The warrants will be exercisable for three (3) years after the closing date. The issuance and sale of the promissory notes, the warrants, and the warrant shares were not registered under the Securities Act of 1933 and were offered in reliance on the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D thereunder.

From June 4, 2016 to June 22, 2016, the Registrant conducted closings for the sale of 2,000,000 units to accredited investors at a price of $1.00 per common unit for an aggregate cash purchase price of $2,000,000 (of which a closing for the sale of 900,000 common units for a purchase price of $900,000 occurred on June 22, 2016). Each common unit consisted of (i) 1 share of the Registrant’s common stock and (ii) one warrant, exercisable for 3-years, to purchase one (1) share of common stock at an exercise price of $2.00 per whole share. The issuance and sale of the common units, the common stock, the Warrants, and the warrant shares were not registered under the Securities Act of 1933 and were being offered in reliance on the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D thereunder.

From June 8, 2016 to June 17, 2016, the Registrant sold 42 units to accredited investors and a single unaccredited investor at a price of $1,000 per unit for an aggregate cash purchase price of $39,000. Each unit consisted of (i) 1 share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock at a rate of $1.50 per share, and (ii) one warrant, exercisable for 3-years, to purchase six hundred sixty-seven shares (667) shares of common stock at an exercise price of $2.00 per whole share. The issuance and sale of the units, shares of Series A Convertible Preferred Stock, warrants, and underlying stock were not registered under the Securities Act of 1933 and were offered in reliance on the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D thereunder.

On April 4, 2016, the Registrant conducted an initial closing for 880 units to 12 accredited investors at a price of $1,000 per Unit for an aggregate purchase price of $880,000, of which (i) 407 units were purchased for cash (ii) 423 units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 units were purchased in consideration of cancellation of outstanding indebtedness. Each unit consisted of (i) 1 share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock, $0.0001 par value per share at a rate of $3.00 per share, and (ii) one warrant, exercisable for 3-years, to purchase three hundred thirty three (333) shares of Common Stock at an exercise price of $3.60 per whole share. The Registrant received gross proceeds of $407,000 from the sale of the 407 Units for cash. The issuance and sale of the shares of the units, shares of Series A Convertible Preferred Stock, warrants, and underlying stock were not registered under the Securities Act of 1933, as amended and were sold in reliance on exemptions from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D thereunder based on the following facts: each of the purchasers has represented that it is an accredited investor as defined in Regulation D and that it is acquiring the securities for its own account and not with a view to or for distributing or reselling the Securities and that it has sufficient investment experience to evaluate the risks of the investment; the Registrant used no advertising or general solicitation in connection with the issuance and sale of the Securities; and the securities were issued as restricted securities with a legend stating the shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and the sale of the shares under the Securities Act.

On April 8, 2015, the Registrant issued 1,875 shares of our common stock in consideration of services rendered under a consulting agreement. The Registrant did not receive any proceeds in connection with this issuance. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On March 25, 2015, the Registrant granted options to purchase an aggregate of 7,500 shares of stock at an exercise price of $35.00 to two employees pursuant to the terms of their employment agreement with the Registrant. The issuances were exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On February 10, 2015, the Registrant issued our Chief Marketing Officer an option to purchase 10,000 shares of stock at an exercise price of $37.00 pursuant to the terms of his employment agreement with the Registrant. The issuance was exempt under Section 4(a)(2) of the Securities Act.

On December 31, 2014, the Registrant completed an offering of 275,625 shares of its common stock, par value $0.001 per share at a price of $8.00 per share for an aggregate purchase price of $2,205,000. The Offering was made to accredited investors and was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On October 31, 2014, in connection with the closing of the Registrant’s acquisition of Eastside Distilling, LLC, the Registrant issued 1,600,000 shares of our common stock to the members of Eastside Distilling, LLC. The issuance of these shares was from registration under the Securities Act, pursuant to exemptions afforded by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

In October 2014, Eastside Distilling, LLC agreed to grant an option to purchase 50,000 shares of our common stock to a third-party consultant at an exercise price of $8.00 per share in consideration of services rendered, which agreement was assumed by the Registrant upon closing of our acquisition of Eastside Distilling on October 31, 2014. The option was granted on February 10, 2015 and expires on February 10, 2017. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On September 19, 2014, the Registrant amended a previously issued non-interest bearing demand note in the amount of $150,000 issued on June 13, 2014 to include new terms including interest, conversion rights, a maturity date and a pre-payment penalty. We did not receive any proceeds for issuance of the amended note. The issuance of the amended note was exempt under Section 4(a)(2) and Section 3(a)(9) of the Securities Act of 1933, as amended

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, general solicitation or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. The Registrant believes that the Section 4(a)(2) exemption applies to certain of the transactions described above because such transactions were predicated on the fact that the issuances were made only to investors who (i) confirmed to the Registrant in writing that they are accredited investors, or if not accredited, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment; and (ii) either received adequate business and financial information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 1st day of February, 2017.

EASTSIDE DISTILLING, INC.

By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Grover T. Wickersham and Steven Shum, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grover T. Wickersham	Chairman of the Board and Chief Executive Officer	February 1, 2017
Grover T. Wickersham	(Principal Executive Officer)

/s/ Steven Shum	Chief Financial Officer	February 1, 2017
Steven Shum	(Principal Financial and Accounting Officer)

/s/ Trent D. Davis	Director	February 1, 2017
Trent D. Davis

/s/ Michael M. Fleming	Director	February 1, 2017
Michael M. Fleming

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918) and incorporated by reference herein.
3.2	Certificate of Designation – Series A Preferred Stock, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2016 and filed on March 11, 2016 and incorporated by reference herein.
3.3	Amendment to Certificate of Designation After Issuance of Class or Series, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 1, 2016 and filed on June 9, 2016 and incorporated by reference herein.
3.4	Certificate of Change, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 6, 2016 and filed on October 11, 2016 and incorporated by reference herein.
3.5	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918) and incorporated by reference herein.
3.6	Amended and Restated Bylaws of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 13, 2016 and filed on October 19, 2016 and incorporated by reference herein.
4.1*	Form of the Registrant’s common stock certificate.
5.1*	Opinion of Summit Law Group, PLLC regarding legality.
10.1+	Eastside Distilling, Inc. 2016 Equity Incentive Plan and forms of agreement thereunder, filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2016 and incorporated by reference herein.
10.2+	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015 and incorporated by reference herein.
10.3+	First Amendment to Employment Agreement (Steven Earles), filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10Q for the period ended June 30, 2015 filed on August 14, 2015 and incorporated by reference herein.
10.4+	Second Amendment to Employment Agreement dated November 4, 2016 between Steven Earles and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.5+	Employment Agreement dated October 5, 2015 between Steven Shum and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 5, 2015 and filed on October 6, 2015 and incorporated by reference herein.
10.6+	First Amendment to Employment Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.7+	Employment Agreement dated February 27, 2015 between Melissa Heim and the Registrant.
10.8	Lease Agreement dated July 17, 2014 between PJM Bldg. II LLC and Eastside Distilling LLC, filed as Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.9	Lease Agreement with Oregon City Building Limited Partnership, filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.10	Specialty Lease Agreement dated January 20, 2015 between RPR Washington Square LLC and the Registrant, filed as Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.11	License Agreement dated October 10, 2014 between Clackamas Town Center and the Registrant, filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.

Exhibit Number	Description of Document
10.12	Non-Exclusive Consulting Agreement with Rinvest Securities, Inc., filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed on March 31, 2015 and incorporated by reference herein.
10.13	Registration Rights Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 30, 2016 and filed on January 6, 2017 and incorporated by reference herein.
14	Code of Ethics, filed as Exhibit 14 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
23.1	Consent of BPM LLP, independent registered public accounting firm.
23.2*	Consent of Summit Law Group, PLLC (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature pages).

*	To be filed by Amendment.
+	Indicates a management contract or compensatory plan.